As filed with the Securities and Exchange Commission on April 6, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POTLATCH CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	6798	82-0156045
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

601 West First Avenue, Suite 1600

Spokane, WA 99201

(509) 835-1500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Registrant’s Principal Executive Offices)

Eric J. Cremers

Vice President, Finance and Chief Financial Officer

Potlatch Corporation

601 West First Avenue, Suite 1600

Spokane, WA 99201

(509) 835-1500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies To:

Blair W. White, Esq. Justin D. Hovey, Esq. Pillsbury Winthrop Shaw Pittman LLP P.O. Box 7880 San Francisco, CA 94120 (415) 983-1000 (415) 983-1200 (facsimile)	John D. Rayis, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 333 West Wacker Drive Chicago, IL 60606 (312) 407-0700 (312) 407-0411 (facsimile)

Approximate Date of Commencement of Proposed Sale of the Securities to the Public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
7 1/2% Senior Notes due 2019	$150,000,000	100%	$150,000,000	$10,695
Guarantees of the 7 1/2% Senior Notes due 2019(2)	N/A	N/A	N/A	(3)
Total:	$150,000,000	100%	$150,000,000	$10,695

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.
(2)	Certain wholly owned domestic subsidiaries of Potlatch Corporation guarantee the 7 1/2% Senior Notes due 2019. See below for additional registrant guarantors.
(3)	Pursuant to Rule 457(n) under the Securities Act, no separate consideration will be received for the Guarantees of the 7 1/2% Senior Notes due 2019.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant Guarantor as Specified in its Charter(1)	I.R.S. Employer Identification No.
PFHI Idaho Investment LLC	None
PFPC McCall Investment LLC	None
Potlatch Forest Holdings, Inc.	20-3584816
Potlatch Lake States Timberlands, LLC	26-4578581
Potlatch Land & Lumber, LLC	01-0908967
Potlatch Minnesota Timberlands, LLC	26-4288831
Potlatch Timberlands, LLC	26-4578419
Potlatch Wisconsin Timberlands, LLC	26-4578478

(1)	The principal executive offices of, and the agent for service for, each registrant guarantor is Eric J. Cremers, Vice President, Finance and Chief Financial Officer, Potlatch Corporation, 601 West First Avenue, Suite 1600, Spokane, WA, 99201, (509) 835-1500. Each registrant guarantor is organized under the laws of the State of Delaware.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 6, 2010

PRELIMINARY PROSPECTUS

POTLATCH CORPORATION

OFFER TO EXCHANGE ALL OUTSTANDING

$150,000,000 7 1/2% Senior Notes due 2019

FOR NEWLY ISSUED, REGISTERED

$150,000,000 7 1/2% Senior Notes due 2019

Terms of Exchange Offer

We are offering to exchange 7 1/2% Senior Notes due 2019 of Potlatch Corporation, or Potlatch, which have been registered under the Securities Act of 1933, or the exchange notes, for any and all currently outstanding 7 1/2% Senior Notes due 2019 of Potlatch, or the outstanding notes. The exchange notes and the outstanding notes are both guaranteed by certain wholly owned domestic subsidiaries of Potlatch. The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws and the transfer restrictions, registration rights and additional interest provisions applicable to the outstanding notes do not apply to the exchange notes. The exchange notes will represent the same debt as the outstanding notes, and will be issued under the same indenture.

We will exchange an equal principal amount of exchange notes for all outstanding notes that you validly tender and do not validly withdraw before the exchange offer expires. The exchange offer expires at 12:00 midnight, New York City time, on                     , 2010, unless extended. We do not currently intend to extend the exchange offer.

You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

The exchange of outstanding notes for exchange notes will not be a taxable event for United States federal income tax purposes.

Neither Potlatch, nor any of its subsidiaries, will receive any proceeds from the exchange offer.

There is not an existing market for the exchange notes and we do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

Consider carefully the “Risk Factors” starting on page 12 of this prospectus.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that this prospectus will be made available for 180 days after the date hereof to any broker-dealer for use in connection with any such resale.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE NOTES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2010

This prospectus incorporates important business and financial information about Potlatch Corporation that is not included or delivered with this prospectus. This information is available without charge to security holders upon written or oral request.

Any requests for business and financial information incorporated but not included in this prospectus should be sent to Potlatch Corporation, 601 West First Avenue, Suite 1600, Spokane, WA 99201, Attn: Corporate Secretary. To obtain timely delivery, holders of outstanding notes must request the information no later than                     , 2010.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with any information or represent anything about us or this offering that is not contained in this prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are offering to exchange the outstanding notes for the exchange notes only in places where the exchange offer is permitted.

i

ABOUT THIS PROSPECTUS

In this prospectus, the term “Potlatch,” “we,” “us,” or the “Company” refers to Potlatch Corporation and our subsidiaries, unless we indicate otherwise or the context otherwise requires. “Outstanding notes” refers to the $150,000,000 aggregate principal amount of our unregistered 7 1/2% Senior Notes due 2019 originally issued on November 3, 2009. “Exchange notes” refers to our registered 7 1/2% Senior Notes due 2019 offered pursuant to this prospectus. The outstanding notes and the exchange notes are sometimes referred to collectively as the “notes.”

Any statements in this prospectus concerning the provisions of any document are not complete. References made to the copy of that document filed or incorporated or deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus is a part or otherwise filed with the Securities and Exchange Commission, or the SEC. Each statement concerning the provisions of any document is qualified in its entirety by reference to the document so filed.

Neither the delivery of this prospectus nor any sale or exchange made hereunder or thereunder shall, under any circumstances, create an implication that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to its date. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. The business, financial condition, results of operations and prospects of Potlatch may have changed since that date.

ii

FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts included or incorporated by reference in this prospectus are forward-looking statements, including, without limitation, statements regarding future revenues, cash flows, the nature of our REIT income, dividend distributions, compliance with REIT tax rules, costs, manufacturing output, capital expenditures, timber harvest levels, the funding of our pension plans, tax refunds, Forest Stewardship Council certification of our timberlands, future land sales and acquisitions, like-kind exchanges and tax consequences, and other timber supply issues. Words such as “anticipate,” “expect,” “will,” “intend,” “plan,” “target,” “project,” “believe,” “seek,” “schedule,” “estimate,” “could,” “can,” “may,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements reflect our current views regarding future events based on estimates and assumptions, and are therefore subject to known and unknown risks and uncertainties and are not guarantees of future performance. Our actual results of operations could differ materially from those expressed or implied by forward-looking statements contained or incorporated by reference in this prospectus. Important factors that could cause or contribute to such differences include those factors discussed in “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference herein, as well as the following:

•	changes in timber harvest levels on our lands;

•	changes in timber prices;

•	changes in timberland values;

•	changes in policy regarding governmental timber sales;

•	changes in the United States and international economies;

•	changes in the level of commercial and residential construction and remodeling activity;

•	changes in tariffs, quotas and trade agreements involving wood products;

•	changes in demand for our products;

•	changes in production and production capacity in the forest products industry;

•	competitive pricing pressures for our products;

•	unanticipated manufacturing disruptions;

•	changes in general and industry-specific environmental laws and regulations;

•	unforeseen environmental liabilities or expenditures;

•	weather conditions;

•	changes in raw material and other costs;

•	collectability of amounts owed by customers;

•	the ability to satisfy complex rules in order to remain qualified as a REIT; and

•	changes in tax laws that could reduce the benefits associated with REIT status.

Forward-looking statements contained in this prospectus present our views only as of the date of this prospectus. Except as required under applicable law, we do not intend to issue updates concerning any future revisions of our views to reflect events or circumstances occurring after the date of this prospectus.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all the information that you should consider before exchanging the notes. You should read this entire document carefully, including the information under the heading “Risk Factors,” before making a decision to exchange your outstanding notes for exchange notes.

Our Company

We are a real estate investment trust, or REIT, with approximately 1.6 million acres of timberlands in Arkansas, Idaho, Minnesota and Wisconsin. Through our wholly owned taxable subsidiary Potlatch Timberlands, LLC, which we refer to as Potlatch TRS, and its subsidiaries we operate a real estate sales and development business and five wood products manufacturing facilities that produce lumber and plywood.

Effective January 1, 2006, we restructured our operations to qualify for treatment as a REIT for federal income tax purposes. Although the new parent company, Potlatch Corporation, was incorporated in September 2005, it is the successor to the business of Potlatch as originally structured, which was founded in 1903. As a REIT, we generally are not subject to federal corporate income taxes on our income and gain from investments in real estate that we distribute to our stockholders, including the income derived from the sale of timber. We are, however, subject to corporate taxes on certain built-in gains on sales of real property. We also pay federal corporate income taxes on earnings from our non-real estate investments, which principally consist of our wood products manufacturing and real estate and log sales operations.

On December 16, 2008, we completed the tax-free spin-off of Clearwater Paper Corporation, or Clearwater Paper, which owns and operates our former pulp-based manufacturing businesses, consisting of our former pulp and paperboard and consumer products segments, as well as our former wood products operations located in Lewiston, Idaho. The spin-off separated the more cyclical and capital intensive pulp-based manufacturing assets from our timberlands. Our results of operations, as presented herein, have been reclassified for all periods presented to report the businesses included in the spin-off of Clearwater Paper as discontinued operations.

Our businesses are organized into three reportable operating segments:

Resource (approximately 45% of revenues from continuing operations, before elimination of intersegment revenues, for the year ended December 31, 2009)

The business of the Resource segment consists of the management of our timberlands to optimize revenue producing opportunities while at the same time adhering to our strict stewardship standards. Management activities include planting and harvesting trees and building and maintaining roads, as well as deriving ancillary revenues from hunting and recreation leases, biomass production, mineral rights and various leasing opportunities. We also explore other potential sources of revenue such as carbon sequestration. Our timberlands include a wide diversity of softwood and hardwood species and are all certified by the Forest Stewardship Council, or FSC. We are generally able to sell FSC-certified logs at premium prices. We own approximately 835,000 acres of timberlands in the northern and central portions of the state of Idaho that contain a variety of commercially viable softwood species. We are the largest private landowner in Idaho. In Arkansas, we own approximately 439,000 acres of timberlands. Primary species on these lands include southern yellow pine, red oak, white oak and other hardwoods. We own approximately 244,000 acres of timberlands in Minnesota, comprised primarily of aspen, pine and other mixed hardwoods. Our Wisconsin timberlands consist of approximately 65,000 acres of pine and hardwoods.

Real Estate (approximately 13% of revenues from continuing operations, before elimination of intersegment revenues, for the year ended December 31, 2009)

The activities of our Real Estate segment consist primarily of the sale of selected non-core timberland real estate, which falls into three categories. Higher and better use, or HBU, properties have characteristics that provide development potential as a result of superior location or other attractive amenities. These properties tend to have a much higher value than timberlands. Rural recreational properties also have a higher value than timberlands, but do not have the same development potential as HBU land. For example, these properties may be appropriate for hunting or conservation. Other non-strategic properties often have geographical or operational disadvantages for us. They typically are on the fringe of our ownership areas. We have identified 320,000 to 380,000 acres of non-core timberland real estate.

Wood Products (approximately 42% of revenues from continuing operations, before elimination of intersegment revenues, for the year ended December 31, 2009)

The Wood Products segment manufactures and markets lumber and plywood at five mills located in Arkansas, Idaho, Michigan and Minnesota. The segment’s products are largely commodity products, which are sold through our sales offices to wholesalers for nationwide distribution primarily for use in home building and other construction activity. Our sawmills can produce and sell FSC-certified lumber, a desirable “green” building product that currently commands premium pricing.

SUMMARY OF THE EXCHANGE OFFER

Offering of Outstanding Notes	On November 3, 2009, we issued $150,000,000 aggregate principal amount of 7 1/2% Senior Notes due 2019 to the initial purchasers in a private offering. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons within the meaning of Regulation S under the Securities Act.

Registration Rights Agreement	Simultaneously with the initial sale of the outstanding notes, Potlatch, the guarantors and the initial purchasers entered into a registration rights agreement for the exchange offer. The registration rights agreement requires that Potlatch use commercially reasonable efforts to complete a registered exchange offer for the outstanding notes or cause to become effective a shelf registration statement for resales of the outstanding notes. The exchange offer is intended to satisfy our obligations under the registration rights agreement.

The Exchange Offer	We are offering to issue up to $150,000,000 aggregate principal amount of our 7 1/2% Senior Notes due 2019, which have been registered under the Securities Act, for a like principal amount of our outstanding notes, which were offered without registration under the Securities Act. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that (i) the exchange notes have been registered under the Securities Act, (ii) the exchange notes will not bear any legend restricting their transfer, (iii) the registration rights and additional interest provisions applicable to the outstanding notes do not apply to the exchange notes, and (iv) the exchange notes bear a different CUSIP number than the outstanding notes.

Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal.

By executing the letter of transmittal, you will represent to Potlatch that, among other things:

•	you, or any person or entity receiving the exchange notes, are acquiring the exchange notes in the ordinary course of business;

•	neither you nor any person or entity receiving the exchange notes is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

•	neither you nor any person or entity receiving the exchange notes has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

•	neither you nor any person or entity receiving the exchange notes is an “affiliate” of Potlatch, as defined in Rule 405 under the Securities Act;

•

if you are a broker-dealer, you will receive the exchange notes for your own account in exchange for outstanding notes acquired as the result of market-making activities or other trading activities and that you will deliver a prospectus in connection with any resale of the exchange notes; and

•	you are not acting on behalf of any person or entity that could not truthfully make these statements.

Alternatively, you may tender your outstanding notes by following the procedures for book-entry delivery or by complying with the guaranteed delivery procedures each described in this prospectus. See “The Exchange Offer—Procedures for Tendering.”

Resales	Based on interpretations of the staff of the SEC, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are not a broker-dealer tendering notes acquired directly from us;

•	you acquire the exchange notes in the ordinary course of your business;

•

you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued in the exchange offer; and

•	you are not an affiliate of Potlatch.

If any of these conditions is not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. Potlatch will not assume and will not indemnify you against any such liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes, where such outstanding notes were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. See “Plan of Distribution.”

Expiration Date	The exchange offer will expire at 12:00 midnight, New York City time, on , 2010, unless extended. We do not currently intend to extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, including that it does not violate any applicable law or SEC staff interpretation.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the applicable procedures under the Depository Trust Company’s, or DTC’s, Automated Tender Offer Program, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus. See “The Exchange Offer—Procedures for Tendering.”

Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Effect of Not Tendering	Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to restrictions on transfer. Since the outstanding notes have not been registered under the Securities Act, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration.

Interest on the Exchange Notes and the Outstanding Notes	The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Withdrawal Right	Tenders of outstanding notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on , 2010 by complying with the withdrawal procedures described in this prospectus. See “The Exchange Offer—Withdrawal Rights.”

Federal Income Tax Consequences

The exchange of outstanding notes for exchange notes will not be a taxable event for United States federal income tax purposes. You will not recognize any taxable gain or loss as a result of exchanging outstanding notes for exchange notes and you will have the same tax basis and holding period in the exchange notes as you had in the outstanding notes immediately before the exchange. See “Material United States Federal Income Tax Consequences.”

Use of Proceeds	Potlatch will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. See “Use of Proceeds.”

Exchange Agent	U.S. Bank National Association is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading “The Exchange Offer—Exchange Agent.”

SUMMARY TERMS OF THE EXCHANGE NOTES

Issuer	Potlatch Corporation, a Delaware corporation.

Notes Offered	$150,000,000 aggregate principal amount of 7 1/2% Senior Notes due 2019.

Maturity Date	November 1, 2019.

Interest	Interest on the exchange notes will accrue at a rate of 7 1/2% per year, payable semi-annually in cash in arrears on May 1 and November 1 of each year, commencing May 1, 2010.

Ranking	The exchange notes and guarantees will constitute senior unsecured debt of the company. They will rank:

•	equally in right of payment with all of our and the guarantors’ existing and future senior debt;

•	senior in right of payment to all of our and the guarantors’ existing and future subordinated debt;

•

be effectively junior to our and the guarantors’ existing and future secured debt, including all borrowings under our senior secured credit facility and approximately $71.3 million in principal amount of other secured indebtedness, in each case to the extent of the value of the Idaho timberlands securing such debt (currently approximately 660,000 acres); and

•	be structurally subordinated to all of the existing and future liabilities of each of our subsidiaries that do not guarantee the notes.

Guarantees	Our existing and future subsidiaries will jointly, severally and unconditionally guarantee the exchange notes on a senior unsecured basis to the extent such entities guarantee or are borrowers under our senior secured credit facility. As of December 31, 2009, our non-guarantor subsidiaries did not have any indebtedness for money borrowed.

Potlatch holds all of its assets and conducts all of its operations through its subsidiaries and has no independent assets or operations. Our subsidiaries, other than the subsidiary guarantors, are minor in significance. The guarantees of our subsidiary guarantors are full and unconditional and joint and several. Except with respect to REIT tax rules, there are no significant restrictions on the ability of Potlatch or any of the subsidiary guarantors to obtain funds from any of our subsidiaries by dividend or loan. The tax rules with which we must comply to maintain our status as a REIT limit our ability to use dividends from Potlatch TRS to service our indebtedness. In particular, at least 75% of our gross income for each taxable year as a REIT must be derived from sales of our standing timber and other types of real estate income. No more than 25% of our gross income may consist of dividends from Potlatch TRS and other non-qualifying types of income. This requirement may limit our ability to receive dividends from Potlatch TRS and may impact our ability to service our indebtedness using cash flows from Potlatch TRS.

Optional Redemption	The exchange notes will be redeemable at any time before maturity at the “make whole” price specified under “Description of Exchange Notes—Optional Redemption.” In addition, we may redeem up to 35% of the aggregate principal amount of the exchange notes before November 1, 2012, with the net proceeds of certain equity offerings by us.

Change of Control	If we experience certain kinds of changes of control, we must offer to purchase the exchange notes at 101% of their principal amount plus accrued and unpaid interest. For more details, see the section “Description of Exchange Notes” under the heading “Repurchase at the Option of the Holders.”

Certain Covenants	The indenture contains covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:

•	grant liens on our assets;

•	make dividend payments or other restricted payments;

•	enter into sale and leaseback transactions; and

•	merge, consolidate, or transfer or dispose of substantially all of our assets.

These covenants are subject to a number of important limitations and exceptions.

No Established Trading Market	The exchange notes will not be listed on any securities exchange or on any automated dealer quotation system. We cannot assure you that an active or liquid trading market for the exchange notes will develop. If an active or liquid trading market for the exchange notes does not develop, the market price and liquidity of the exchange notes may be adversely affected.

SUMMARY HISTORICAL FINANCIAL DATA

The following historical financial information for the years ended December 31, 2006, 2007, 2008 and 2009 is derived from our audited consolidated financial statements. The following historical financial information for the year ended December 31, 2005 is derived from our consolidated financial statements and supporting books and records after making unaudited revisions to reflect Clearwater Paper as a discontinued operation. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes related to those financial statements incorporated by reference into this prospectus.

Statement of Operations Data(1)(2)

	Fiscal Year Ended December 31,
	2005	2006	2007	2008	2009
	(U.S. dollars in thousands)
Revenues	$415,539	$417,243	$423,472	$439,957	$476,169

Costs and expenses:
Costs of goods sold	292,004	301,036	298,281	330,332	338,389
Selling, general and administrative expenses	51,194	52,022	50,195	41,729	48,082
Asset impairment and restructuring charge	—	—	2,653	—	2,994

Total costs and expenses	343,198	353,058	351,129	372,061	389,465

Income from Canadian lumber settlement(3)	—	30,844	—	—	—
Earnings from continuing operations before interest and taxes	72,341	95,029	72,343	67,896	86,704
Interest expense, net	(13,952)	(14,194)	(15,432)	(20,154)	(21,921)

Earnings from continuing operations before taxes	58,389	80,835	56,911	47,742	64,783
Income tax benefit (expense)	(21,154)	57,815	17,731	25,195	16,648

Earnings from continuing operations	37,235	138,650	74,642	72,937	81,431

Discontinued operations:
Gain (loss) from discontinued operations	$(10,749)	$9,198	$(9,289)	$(31,270)	$(6,788)
Income tax benefit (provision)	6,478	(8,738)	(8,921)	10,970	2,685

	(4,271)	460	(18,210)	(20,300)	(4,103)

Net earnings	$32,964	$139,110	$56,432	$52,637	$77,328

Other comprehensive income (loss), net of tax	(720)	—	3,399	(99,586)	39,577

Comprehensive income (loss)	$32,244	$139,110	$59,831	$(46,949)	$116,905

(1)	Potlatch holds all of its assets and conducts all of its operations through its subsidiaries and has no independent assets or operations. Our subsidiaries, other than the subsidiary guarantors, are minor in significance. The guarantees of our subsidiary guarantors are full and unconditional and joint and several. Except with respect to REIT tax rules, there are no significant restrictions on the ability of Potlatch or any of the subsidiary guarantors to obtain funds from any of our subsidiaries by dividend or loan. The tax rules with which we must comply to maintain our status as a REIT limit our ability to use dividends from Potlatch TRS to service our indebtedness. In particular, at least 75% of our gross income for each taxable year as a REIT must be derived from sales of our standing timber and other types of real estate income. No more than 25% of our gross income may consist of dividends from Potlatch TRS and other non-qualifying types of income. This requirement may limit our ability to receive dividends from Potlatch TRS and may impact our ability to service our indebtedness using cash flows from Potlatch TRS.

(2)	The statement of operations data reflect the Clearwater Paper results as discontinued operations for all periods presented.
(3)	We received $30.8 million in the fourth quarter of 2006 in connection with the negotiated settlement of the softwood lumber trade dispute between the United States and Canada. The $30.8 million represents our total pro rata share of $500 million that was distributed to members of the Coalition for Fair Lumber Imports, of which we are a member.

Balance Sheet Data

	As of December 31,
	2005(4)	2006(4)	2007(4)	2008	2009
	(U.S. dollars in thousands)
Cash and short-term investments	$63,833	$35,996	$31,336	$3,919	$55,038
Total current assets	402,556	356,519	333,959	195,778	121,698
Timber, timberlands and related logging facilities, net	400,595	391,577	534,513	553,913	533,173
Plant and equipment, net	589,161	562,387	510,776	82,613	72,348
Total assets	1,628,177	1,457,607	1,517,204	938,321	823,565
Total current liabilities	147,300	196,264	284,707	287,145	58,473
Total debt	335,454	327,631	431,810	450,437	368,431
Total stockholders’ equity	705,148	577,859	578,336	198,234	229,790

(4)	Since the spin-off of Clearwater Paper occurred in 2008, the balance sheet data as of December 31, 2005, 2006 and 2007 includes assets of Clearwater Paper.

Comparative Historical Per Share Data

The historical book value per share data presented below is computed by dividing total stockholders’ equity of $705 million, $578 million, $578 million, $198 million and $230 million on December 31, 2005, 2006, 2007, 2008 and 2009, respectively, by the number of shares outstanding on those dates.

	Fiscal Year Ended December 31,
	2005	2006	2007	2008	2009
Earnings per common share from continuing operations
Basic	$1.28	$3.80	$1.91	$1.85	$2.05
Diluted	1.27	3.78	1.90	1.83	2.04
Dividends(5)	0.60	17.27	1.98	2.04	2.04
Book value per share	21.55	14.88	14.73	4.99	5.77

(5)	In addition to the amount shown in the table for 2008, we also made a distribution of the common stock of Clearwater Paper on December 16, 2008, at the rate of one share of Clearwater Paper common stock for every 3.5 shares of Potlatch common stock held by stockholders of record on December 9, 2008. Distributions for 2006, as shown in the table, included a special E&P distribution of $15.15 per common share, paid with a combination of cash and shares of our common stock.

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges for the years ended December 31, 2005, 2006, 2007, 2008 and 2009 was 4.3, 5.5, 4.0, 3.1 and 3.8, respectively. See “Ratio of Earnings to Fixed Charges.”

Risk Factors

You should carefully consider all of the information contained in this prospectus, including the discussion under the caption “Risk Factors” regarding specific risks involved in participating in the exchange offer.

Corporate Information

Our principal offices are located at 601 West First Ave., Suite 1600, Spokane, Washington 99201, and our telephone number at that location is (509) 835-1500. Our website is www.potlatchcorp.com. Our website and the information contained therein or connected thereto are not incorporated into this prospectus.

RISK FACTORS

You should carefully consider the following risk factors in addition to the other information included in this prospectus before tendering your outstanding notes in the exchange offer. In addition, you should carefully consider the matters discussed under “Risk Factors” in our Form 10-K for the year ended December 31, 2009. If any of the following risks actually occur, our business, financial condition, prospects, results of operations or cash flow could be materially and adversely affected. Additional risks or uncertainties not currently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur and if such events do occur, you may lose all or part of your investment in the notes.

Risks Related to the Exchange Offer

You may have difficulty selling the outstanding notes that you do not exchange.

If you do not exchange your outstanding notes for exchange notes pursuant to the exchange offer, the outstanding notes you hold will continue to be subject to the existing transfer restrictions. The outstanding notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We do not anticipate that we will register the outstanding notes under the Securities Act. After the exchange offer is consummated, the trading market for the remaining untendered outstanding notes may be small and inactive. Consequently, you may find it difficult to sell any outstanding notes you continue to hold because there will be fewer outstanding notes of such series outstanding.

If you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to an increase in interest payments on outstanding notes provided in the indenture for our failure to complete the exchange offer.

Once the exchange offer has been completed, holders of outstanding notes will not be entitled to any increase in the interest rate on their outstanding notes as provided in the indenture governing the notes for our failure to complete the exchange offer. Holders of outstanding notes will not have any further rights to have their notes registered, except in limited circumstances, once the exchange offer is completed.

Failure to comply with the exchange offer procedures could prevent a holder from exchanging its outstanding notes.

Holders of the outstanding notes are responsible for complying with all exchange offer procedures. The issuance of exchange notes in exchange for outstanding notes will only occur upon completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of outstanding notes who wish to exchange them for exchange notes should allow sufficient time for timely completion of the exchange procedure. Neither Potlatch nor the exchange agent is obligated to extend the offer or notify you of any failure to follow the proper procedure.

Some holders of the exchange notes may be required to comply with the registration and prospectus delivery requirements of the Securities Act.

If you exchange your outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

In addition, a broker-dealer that purchased outstanding notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the exchange notes it received in the exchange offer. Our obligation to make this prospectus available to broker-dealers is limited. We cannot assure you that a proper prospectus will be available to broker-dealers wishing to resell their exchange notes.

Business and Operating Risks

Our operating results and cash flows will be materially affected by the fluctuating nature of timber prices.

Our results of operations and cash flows will be materially affected by the fluctuating nature of timber prices. A variety of factors affect prices for timber, including factors affecting demand, such as changes in economic conditions, the level of new construction and remodeling activity, interest rates, credit availability, population growth and weather conditions, as well as changes in timber supply and other factors. All of these factors can vary by region, timber type (sawlogs or pulpwood logs) and species. In 2009, the overall price per ton for our timber was down approximately 22% from 2008, primarily as a result of continued depressed general economic and housing market conditions.

Timber prices are also affected by changes in timber availability at the local and national level. Our timberland ownership is currently concentrated in Arkansas, Idaho, Minnesota and Wisconsin. In Arkansas and Minnesota, most timberlands are privately owned. Historically, increases in timber prices have often resulted in substantial increases in harvesting on private timberlands, including lands not previously made available for commercial timber operations, causing a short-term increase in supply that has tended to moderate price increases. Decreases in timber prices have often resulted in lower harvest levels, causing short-term decreases in supply that have tended to moderate price decreases. In Idaho, where a greater proportion of timberland is government owned, any substantial increase in timber harvesting from government-owned lands could significantly reduce timber prices, which would harm our results of operations. For more than 25 years, environmental concerns and other factors have limited timber sales by federal agencies, which historically had been major suppliers of timber to the U.S. forest products industry, particularly in the West. Any reversal of policy that substantially increases timber sales from government land could have a material adverse effect on our results of operations and cash flows. On a local level, timber supplies can fluctuate depending upon factors such as changes in weather conditions and harvest strategies of local timberland owners, as well as occasionally high timber salvage efforts due to events such as unusual pest infestations or fires.

The cyclical nature of our business could adversely affect our results of operations.

The financial performance of our operations is affected by the cyclical nature of our business. The markets for timber, real estate and manufactured wood products are influenced by a variety of factors beyond our control. The demand for our timber and wood products is affected by the level of new residential construction activity and, to a lesser extent, home repair and remodeling activity, which are subject to fluctuations due to changes in economic conditions, interest rates, credit availability, population growth, weather conditions and other factors. The demand for logs is also affected by the demand for wood chips in the pulp and paper markets. The supply of timber and logs has historically increased during favorable pricing environments, which then causes downward pressure on prices. The demand for real estate can be affected by changes in factors such as interest rates, credit availability and economic conditions, as well as by the impact of federal, state and local land use and environmental protection laws. Historical prices for our wood products have been volatile, and we, like others in the forest products industry, have limited direct influence over the timing and extent of price changes for our wood products.

We may be unable to harvest timber or we may elect to reduce harvest levels due to market conditions, either of which could adversely affect our results of operations and cash flows.

Our timber harvest levels and sales may be limited due to weather conditions, timber growth cycles, restrictions on access, availability of contract loggers, and regulatory requirements associated with the protection of wildlife and water resources, as well as by other factors, including damage by fire, insect infestation, disease and natural disasters such as ice storms, wind storms, hurricanes and floods. Although damage from such natural causes usually is localized, affecting only a limited percentage of our timber, there can be no assurance that any damage affecting our timberlands will be limited. Our financial results and cash flows are dependent to a significant extent on our continued ability to harvest timber at adequate levels.

On a short-term basis, we may adjust our timber harvest levels in response to market conditions. For example, in 2009 we reduced our harvest in both our Northern and Southern regions due to weak markets. We also experience seasonally lower harvest activity during the winter and early spring due to weather conditions. Longer term, our timber harvest levels will be affected by acquisitions of additional timberlands, such as the Idaho timberlands purchased in September 2007 and January 2008 and the Wisconsin timberlands purchased in January 2007, and sales of existing timberlands or timber deed sales, such as the Arkansas timber deed sale in September 2009. In addition to timberland acquisitions and sales, future timber harvest levels may be affected by changes in estimates of long-term sustainable yield because of genetic improvements and other silvicultural advances, natural disasters, fires and other hazards, regulatory constraints and other factors beyond our control.

We do not insure against losses of timber from any causes.

The volume and value of timber that can be harvested from our lands may be affected by natural disasters such as fire, insect infestation, disease, ice storms, wind storms, hurricanes, floods and other weather conditions and causes beyond our control. We assume substantially all risk of loss to the standing timber we own from fire and other hazards because insuring for such losses is not practicable. Consequently, a reduction in our timber inventory could adversely affect our financial results and cash flows.

Changes in demand for our real estate and delays in the timing of real estate transactions may affect our revenues and operating results.

A number of factors, including availability of credit, a slowing of residential real estate development, population shifts and changes in demographics could reduce the demand for our real estate and negatively affect our results of operations. Changes in investor interest in purchasing timberlands could reduce our ability to execute sales of non-strategic timberlands and could also negatively affect our results of operations. In addition, changes in the interpretation or enforcement of current laws, or the enactment of new laws, regarding the use and development of real estate, or changes in the political composition of federal, state and local governmental bodies could lead to new or greater costs, delays and liabilities that could materially adversely affect our real estate business, profitability or financial condition. Also, there are inherent uncertainties in the timing of real estate transactions that could adversely affect our operating results in any particular quarter. The timing of real estate sales is a function of many factors, including the general state of the economy, demand in local real estate markets, the number of properties listed for sale, the seasonal nature of sales, the plans of adjacent landowners and our expectations of future price appreciation. Delays in the completion of transactions or the termination of potential transactions may be beyond our control. These events could adversely affect our operating results.

We may be unsuccessful in carrying out our acquisition strategy.

We have pursued, and intend to continue to pursue, acquisitions of strategic timberland properties. As a result of our REIT conversion, we are better able to compete for acquisitions of timberlands against other entities that use tax-efficient structures. It is uncertain whether any timberland acquisitions we make will perform in accordance with our expectations. We intend to finance acquisitions through cash from operations, borrowings under our credit facility, proceeds from equity or debt offerings or proceeds from asset dispositions, or any combination thereof. The failure to identify and complete acquisitions of suitable timberland properties, our inability to finance future acquisitions on favorable terms or our inability to complete like-kind exchanges, could adversely affect our operating results and cash flows.

The forest products industry is highly competitive.

The markets for our wood products are highly competitive, and companies that have substantially greater financial resources than we do compete with us in each of our lines of business. Our wood products are subject to competition from wood products manufacturers in the United States, and to a lesser extent in Canada. After years of trade disputes over Canadian lumber imports, the United States and Canada signed an agreement, which expires in 2013, establishing a system of tiered taxes and volume restrictions relating to Canadian lumber imports to the United States. Notwithstanding the signing of this agreement, there can be no assurance that it will at all times, or at any time, effectively create a fair trade environment. Therefore, downward pressure on domestic timber and lumber prices caused by Canadian imports could continue or increase.

In addition, our wood products manufacturing facilities are relatively capital intensive, which leads to high fixed costs and generally results in continued production as long as prices are sufficient to cover variable costs. These conditions have contributed to substantial price competition, particularly during periods of reduced demand. Some of our wood products competitors may currently be lower-cost producers than we are, and accordingly these competitors may be less adversely affected than we are by price decreases. Wood products also are subject to significant competition from a variety of substitute products, including non-wood and engineered wood products. To the extent there is a significant increase in competitive pressure from substitute products or other domestic or foreign suppliers, our business could be adversely affected.

Our businesses are subject to extensive environmental laws and regulations.

Our operations are subject to a variety of federal, state and local laws and regulations regarding protection of the environment, including those relating to the protection of timberlands, endangered species, timber harvesting practices, recreation and aesthetics, protection and restoration of natural resources, air and water quality, and remedial standards for contaminated soil, sediments and groundwater. Failure to comply with these requirements can result in significant fines or penalties, as well as liabilities for remediation of contaminated sites, natural resource damages, or alleged personal injury or property damage claims.

Laws, regulations and related judicial decisions and administrative interpretations affecting our business are subject to change and new laws and regulations that may affect our business are frequently enacted. These changes may adversely affect our ability to harvest and sell timber and operate our manufacturing facilities and may adversely affect the ability of others to develop property we intend to sell for higher and better use purposes. Over time, the complexity and stringency of these laws and regulations have increased markedly and the enforcement of these laws and regulations has intensified. We believe that these laws and regulations will continue to become more restrictive and over time could adversely affect our operating results.

Regulatory restrictions on future harvesting activities may be significant. Federal, state and local laws and regulations, which are intended to protect threatened and endangered species, as well as waterways and wetlands, limit and may prevent timber harvesting, road building and other activities on our timberlands. The threatened and endangered species restrictions apply to activities that would adversely impact a protected species or significantly degrade its habitat. A number of species on our timberlands have been and in the future may be protected under these laws. If current or future regulations or their enforcement become more restrictive, the amount of our timberlands subject to harvest restrictions could increase.

Our manufacturing operations are subject to stringent environmental laws, regulations and permits covering air emissions, wastewater discharge, water usage, and waste handling and disposal that govern how we operate our facilities. These laws, regulations and permits, now and in the future, may restrict our current production and limit our ability to increase production, and impose significant costs on our operations with respect to environmental compliance. It is expected that, overall, these costs will likely increase over time as environmental requirements become more stringent, and as the expectations of the communities in which we operate become more demanding.

Certain environmental laws, including CERCLA, impose strict, and under certain circumstances joint and several, liability on responsible parties, including current and former owners and operators of contaminated sites, for costs of investigation and remediation of contamination. They also impose liability for related damages to natural resources. We have in the past been identified by the EPA as a potentially responsible party under CERCLA at various locations, and we are currently identified as a potentially responsible party in connection with one of our properties. It is possible that other facilities we own or operate, or formerly owned or operated, or timberlands we now own or acquire, could also become subject to liabilities under these laws. The cost of investigation and remediation of contaminated properties could increase operating costs and adversely affect our financial results. Although we believe we have appropriate reserves recorded for the investigation and remediation of known matters, there can be no assurance that actual expenditures will not exceed our expectations, that reserves will not be increased, or that other unknown liabilities will not be discovered in the future.

Environmental groups and interested individuals may intervene in the regulatory processes in the locations where we own timberlands and operate our wood products mills. Delays or restrictions on our operations due to the intervention of environmental groups or interested individuals could adversely affect our operating results. In addition to intervention in regulatory proceedings, interested parties may file or threaten to file lawsuits that seek to prevent us from obtaining permits, implementing capital improvements or pursuing operating plans. Any lawsuit, or even a threatened lawsuit, could delay harvesting on our timberlands or impact our ability to operate or invest in our wood products mills.

Our defined benefit pension plans were underfunded at December 31, 2009 and 2008.

As a result of the steep downturn in the stock market in the fourth quarter of 2008, our defined benefit pension plans went from being overfunded as of December 31, 2007, to underfunded as of December 31, 2008, and remain so at December 31, 2009. Our pension plan funding requirements are based in part on the performance of the assets in our pension plans, and that performance is highly correlated with stock market performance. Depending on the timing of a recovery in the stock market, we could be faced with increased funding requirements that could be substantial in future years.

We depend on external sources of capital for future growth.

Our ability to finance growth is dependent to a significant degree on external sources of capital. Our ability to access such capital on favorable terms could be hampered by a number of factors, many of which are outside of our control, including a decline in general market conditions, decreased market liquidity, a downgrade to our public debt rating, increases in interest rates, an unfavorable market perception of our growth potential, a decrease in our current or estimated future earnings or a decrease in the market price of our common stock. In addition, our ability to access additional capital may also be limited by the terms of our existing indebtedness, which, among other things, restrict our incurrence of debt and the payment of dividend distributions. Any of these factors, individually or in combination, could prevent us from being able to obtain the capital we require on terms that are acceptable to us, and the failure to obtain necessary capital could materially adversely affect our future growth.

REIT and Tax-Related Risks

If we fail to remain qualified as a REIT, income from our timberlands will be subject to taxation at regular corporate rates and we will have reduced funds available for making payments on our indebtedness.

Qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended, or the Code, to our operations, including satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements, on a continuing basis. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, no assurance can be given that we will remain qualified as a REIT.

In addition, the rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service, or the IRS, and the U.S. Department of the Treasury. Changes to the tax laws affecting REITs, which may have retroactive application, could adversely affect our stockholders, noteholders or us. We cannot predict how changes in the tax laws might affect our stockholders, noteholders or us. Accordingly, we cannot assure you that new legislation, Treasury regulations, administrative interpretations or court decisions will not significantly affect our ability to remain qualified as a REIT or the federal income tax consequences of such qualification.

If in any taxable year we fail to remain qualified as a REIT,

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income; and

•	we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates.

Any such corporate tax liability could be substantial and would reduce the amount of cash available for payments on our indebtedness. In addition, we would be disqualified from treatment as a REIT for the four taxable years following the year during which the qualification was lost, unless we are entitled to relief under certain statutory provisions. As a result, net income and the funds available for payments with respect to our indebtedness could be reduced for up to five years.

Certain of our business activities are potentially subject to a prohibited transactions tax on 100% of our net income derived from such activities, which would reduce our cash flow and impair our ability to make payments on our indebtedness.

REITs are generally intended to be passive entities and can thus only engage in those activities permitted by the Code, which for us generally include:

•	owning and managing a timberland portfolio;

•	growing timber; and

•	selling standing timber.

Accordingly, the manufacture and sale by us of wood products, certain types of timberlands sales, and the harvest and sale of logs are conducted through Potlatch TRS because such activities generate non-qualifying REIT income and could constitute “prohibited transactions” if such activities were engaged in directly by the REIT. In general, prohibited transactions are defined by the Code to be sales or other dispositions of property held primarily for sale to customers in the ordinary course of a trade or business.

By conducting our business in this manner, we believe we will satisfy the REIT requirements of the Code and avoid the 100% tax that could be imposed if a REIT were to conduct a prohibited transaction. We may not always be successful, however, in limiting such activities to Potlatch TRS. Therefore, we could be subject to the 100% prohibited transactions tax if such instances were to occur, which would adversely affect our cash flow and impair our ability to make payments on our indebtedness.

We may not be able to complete desired like-kind exchange transactions for property we sell.

We generally seek to match sales and acquisitions of properties, which allows us to use Code section 1031 like-kind exchange tax-deferred treatment. The matching of sales and purchases provides us with significant tax benefits, primarily the deferral of any gain on the property sold until the ultimate disposition of the replacement property. While we attempt to complete like-kind exchanges whenever possible, it is unlikely that we will be able to do so in all instances due to various factors, including the lack of availability of suitable replacement property on acceptable terms and the inability to complete a qualifying like-kind exchange transaction within the time frames required by the Code. The inability to obtain like-kind exchange treatment would result in the payment of taxes with respect to the property sold, and a corresponding reduction in earnings and cash available for payments to our noteholders.

Our ability to service our indebtedness using cash generated through our taxable REIT subsidiary may be limited.

The rules with which we must comply to maintain our status as a REIT limit our ability to use dividends from Potlatch TRS to service our indebtedness. In particular, at least 75% of our gross income for each taxable year as a REIT must be derived from sales of our standing timber and other types of real estate income. No more than 25% of our gross income may consist of dividends from Potlatch TRS and other non-qualifying types of income. This requirement may limit our ability to receive dividends from Potlatch TRS and may impact our ability to service our indebtedness using cash flows from Potlatch TRS.

There are uncertainties relating to the estimate of our special E&P distribution, which could result in our disqualification as a REIT.

In order to qualify as a REIT, we were required to distribute to our stockholders all of our accumulated non-REIT tax earnings and profits, or E&P, prior to the end of our first taxable year as a REIT, which was December 31, 2006. In 2006, a special E&P distribution in the aggregate amount of approximately $445 million was distributed to our stockholders. We believe that the amount of our special E&P distribution equaled or exceeded the amount required to be distributed in order to satisfy the requirements relating to the distribution of E&P. There are, however, uncertainties relating to the determination of the amount of our pre-REIT E&P. Thus, we might fail to satisfy the requirement that we distributed all of our pre-REIT E&P by the close of our first taxable year as a REIT. Moreover, although there are procedures available to cure a failure to distribute all of our pre-REIT E&P, we cannot now determine whether we would be able to take advantage of them or the economic impact on us of doing so.

Risks Related to Our Spin-Off of Clearwater Paper Corporation

If the spin-off of Clearwater Paper Corporation is determined to be taxable for U.S. federal income tax purposes, we and our stockholders who received the distribution of Clearwater Paper common stock could face significant U.S. federal income tax liabilities.

In connection with the spin-off of Clearwater Paper, we obtained a private letter ruling from the IRS that the spin-off qualifies for tax-free treatment under applicable sections of the Code. The ruling relies on certain representations, assumptions and undertakings, including those relating to the past and future conduct of our business and the business of Clearwater Paper, and the private letter ruling would not be valid if these representations, assumptions and undertakings were incorrect. Moreover, the private letter ruling does not address all of the issues that are relevant to determining whether the spin-off qualifies for tax-free treatment. The IRS could determine that the spin-off should be treated as a taxable transaction if it determines that any of the representations, assumptions or undertakings that were included in the request for the private letter ruling were false or have been violated or if it disagrees with the conclusions that are not covered by the IRS ruling.

If the spin-off fails to qualify for tax-free treatment, we would be subject to tax as if we had sold Clearwater Paper common stock in a taxable sale for its fair market value, and our stockholders who received the distribution of Clearwater Paper common stock would be subject to tax as if they had received a taxable distribution equal to the fair market value of the Clearwater Paper common stock that was distributed to them. Furthermore, the income that we would recognize if the spin-off were determined to be taxable could cause us to fail to meet the REIT tax requirements, including the requirement that at least 75% of our gross income must be derived from sales of standing timber and other types of real estate income. In addition, certain types of actions by Clearwater Paper following the spin-off, including certain issuances or redemptions of Clearwater Paper equity securities or Clearwater Paper’s involvement in certain other acquisitions of Clearwater Paper securities, could jeopardize the tax-free status of the spin-off. While Clearwater Paper has agreed not to take these types of actions and to indemnify us for the consequences of taking these actions, we may not be able to prevent the occurrence of actions by Clearwater Paper that would cause the spin-off not to qualify for tax-free treatment.

Risks Related to Our Indebtedness and the Exchange Notes

Our indebtedness could materially adversely affect our ability to generate sufficient cash to fulfill our obligations under the exchange notes, our ability to react to changes in our business and our ability to incur additional indebtedness to fund future needs.

Our debt requires interest and principal payments. As of December 31, 2009, we had $368.4 million of total debt outstanding. Subject to the limits contained in the indenture governing the exchange notes and our other debt instruments, we may be able to incur additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our indebtedness could intensify.

Our indebtedness increases the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due in respect of our indebtedness. Our indebtedness, combined with our other financial obligations and contractual commitments, could have important consequences for holders of the exchange notes offered hereby. For example, it could:

•

make it more difficult for us to satisfy our obligations with respect to our indebtedness, including the exchange notes, and any failure to comply with the obligations under any of our debt instruments, including restrictive covenants, could result in an event of default under the indenture governing the exchange notes and the agreements governing such other indebtedness;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing funds available for working capital, capital expenditures, acquisitions and other purposes;

•	increase our vulnerability to adverse economic and industry conditions, which could place us at a competitive disadvantage compared to our competitors that have relatively less indebtedness;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	limit the rights of the holders of the exchange notes to receive payments under the exchange notes if secured creditors have not been paid;

•	limit our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions and other corporate purposes; and

•

prevent us from raising the funds necessary to repurchase all exchange notes tendered to us upon the occurrence of certain changes of control, which would constitute a default under the indenture governing the exchange notes.

Restrictions imposed by our senior secured bank credit facility and our other outstanding indebtedness may limit our ability to operate our business and to finance our future operations or capital needs or to engage in other business activities.

The terms of our senior secured bank credit facility contain certain covenants that limit our ability and that of our subsidiaries to create liens, merge or consolidate, dispose of assets, incur indebtedness and guarantees, repurchase or redeem capital stock and indebtedness, make certain investments or acquisitions, enter into certain transactions with affiliates or change the nature of our business. The bank credit facility also contains financial maintenance covenants establishing a minimum interest coverage ratio, a minimum collateral coverage ratio and a maximum funded indebtedness to capitalization ratio.

As a result of these covenants and restrictions, we will be limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders or amend the covenants.

We, including our subsidiaries, will have the ability to incur more indebtedness, including senior secured indebtedness.

Subject to the restrictions in our senior secured bank credit facility and the indenture governing the exchange notes, we, including our subsidiaries, may incur additional indebtedness. Our senior secured bank credit facility permits us to borrow up to $250 million, subject to our compliance with financial maintenance covenants. Although the terms of our senior secured bank credit facility contain restrictions on the incurrence of additional indebtedness and the indenture governing the exchange notes contains restrictions on the incurrence of additional indebtedness that is secured, these restrictions are subject to a number of important exceptions, and indebtedness incurred in compliance with these restrictions could be substantial. If we and our restricted subsidiaries incur significant additional indebtedness, the related risks that we face could intensify.

We may not be able to generate sufficient cash to service all of our indebtedness, including the exchange notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the exchange notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the exchange notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indenture governing the exchange notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of sufficient cash flows and capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our senior secured bank credit facility will restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

Your right to receive payments on the exchange notes is effectively junior to the right of lenders who have a security interest in our assets to the extent of the value of those assets.

Our obligations under the exchange notes are unsecured, but our obligations under our senior secured credit facility are secured by a pledge of the capital stock of our subsidiaries and by approximately 660,000 acres of our timberlands in Idaho. This pledge is on an equal rights of payment and level of seniority basis with $22.5 million principal amount of 6.95% debentures due 2015 and $48.8 million principal amount of medium-term notes with maturity rates ranging from 2011 to 2022. The minimum collateral coverage ratio in our bank credit facility requires that the value of the timberlands mortgaged for the benefit of the lenders under the bank credit facility, and the holders of the 6.95% debentures and the medium-term notes have a value of 2.25 times the obligations secured by such collateral. If we are declared bankrupt or insolvent, or if we default under our senior secured bank credit facility or obligations under our indentures, the lenders and trustees could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders and trustees could foreclose on the pledged assets to the exclusion of holders of the exchange notes, even if an event of default exists under the indenture governing the exchange notes at such time. In any such event, because the exchange notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full. See “Description of Other Indebtedness.”

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the exchange notes.

Any default under the agreements governing our indebtedness, including a default under our senior secured bank credit facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the exchange notes and substantially decrease the market value of the exchange notes. If we are unable to generate sufficient cash flows and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in our senior secured bank credit facility and the indenture governing the exchange notes), we could be in default under the terms of the agreements governing such indebtedness, including our senior secured bank credit facility and the indenture governing the exchange notes.

In the event of such default,

•

the holders of such indebtedness may be able to cause all of our available cash flows to be used to pay such indebtedness and, in any event, could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•

the lenders under our senior secured bank credit facility could elect to terminate their commitments thereunder and cease making further loans and such lenders and the holders of our other secured indebtedness could institute foreclosure proceedings against our timberlands securing these obligations; and

•	we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured bank credit facility to avoid being in default. If we breach our covenants under our senior secured bank credit facility or the instruments governing our other indebtedness and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to repurchase the exchange notes upon a change of control.

Upon a change of control, as defined under the indenture governing the exchange notes, you will have the right to require us to offer to purchase all of the exchange notes then outstanding at a price equal to 101% of the principal amount of the exchange notes plus accrued interest. In order to obtain sufficient funds to pay the purchase price of the exchange notes, we expect that we would have to refinance the exchange notes. We cannot assure you that we would be able to refinance the exchange notes on reasonable terms, if at all. Our failure to offer to purchase all exchange notes or to purchase all validly tendered exchange notes would be an event of default under the indenture. Such an event of default may cause the acceleration of our other debt. Our future debt also may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the indenture.

Your ability to enforce the guarantees of the exchange notes may be limited.

Although the exchange notes are obligations of Potlatch, they will be unconditionally guaranteed on an unsecured senior subordinated basis by certain of Potlatch’s subsidiaries. The performance by each subsidiary guarantor of its obligations with respect to its guarantee may be subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or lawsuit by or on behalf of unpaid creditors of such subsidiary guarantor. Under these statutes, if a court were to find under relevant federal or state fraudulent conveyance statutes that a subsidiary guarantor did not receive fair consideration or reasonably equivalent value for incurring its guarantee of the exchange notes, and that, at the time of such incurrence, the subsidiary guarantor:

(i)	was insolvent;

(ii)	was rendered insolvent by reason of such incurrence or grant;

(iii)	was engaged in a business or transaction of which the assets remaining with such subsidiary guarantor constituted unreasonably small capital; or

(iv)	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured,

then the court, subject to applicable statutes of limitation, could void the subsidiary guarantor’s obligations under its guarantee, recover payments made under the guarantee, subordinate the guarantee to other indebtedness of the subsidiary guarantor or take other action detrimental to the holders of the exchange notes.

The measure of insolvency for these purposes will depend upon the governing law of the relevant jurisdiction. Generally, however, a company will be considered insolvent for these purposes if the sum of that company’s debts is greater than the fair value of all of that company’s property or if the present fair salable value of that company’s assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and mature or if a company is not able to pay its debts as they become due. Moreover, regardless of solvency, a court could avoid an incurrence of indebtedness, including the guarantees, if it determined that such transaction was made with the intent to hinder, delay or defraud creditors. In addition, a court could subordinate the indebtedness, including the guarantees, to the claims of all existing and future creditors on similar grounds. The guarantees could also be subject to the claim that, since the guarantees were incurred for the benefit of Potlatch (and only indirectly for the benefit of the subsidiary guarantors), the obligations of the subsidiary guarantors under the guarantees were incurred for less than reasonably equivalent value or fair consideration. There can be no assurance as to what standard a court would apply in order to determine whether a subsidiary guarantor was “insolvent” upon the exchange of the exchange notes or that, regardless of the method of valuation, a court would not determine that the subsidiary guarantor was insolvent upon consummation of the exchange of the exchange notes.

An active, public market may not develop for the exchange notes, which may hinder your ability to liquidate your investment.

There has not been an established trading market for the exchange notes and we do not intend to list them on any securities exchange. In addition, the liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in our financial performance or prospects or in the prospects for companies in our industry in general. As a result, we cannot assure you that an active trading market will develop for the exchange notes. If no active trading market develops, you may not be able to resell your exchange notes at their fair market value or at all.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the outstanding notes. We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange outstanding notes of like principal amount, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes will not be subject to transfer restrictions, and will not have registration rights or accrue additional interest. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

The net proceeds that we received from the sale of the outstanding notes on November 3, 2009 were approximately $143.0 million, after deducting the underwriting discount and offering expenses payable by us. We used approximately $73.0 million of the net proceeds from the sale of the outstanding notes to repay all outstanding indebtedness under our existing bank credit facility. We retained the remaining net proceeds for general corporate purposes.

CAPITALIZATION

The following table shows the capitalization of our business at December 31, 2009. You should read this table together with our historical financial statements and notes to those statements incorporated by reference in this prospectus.

As of December 31, 2009
(U.S. dollars in thousands)
Cash and short-term investments	$55,038
Short-term debt:
Current installments on long-term debt	$11

Total short-term debt	11
Long-term debt:
Medium-term notes fixed rate 8.65% to 8.89% due 2011 through 2022	48,750
Debentures 6.95% due 2015	22,486
Revenue bonds fixed rate 5.9% to 7.75% due 2012 through 2026	149,679
Other notes	36
Senior notes 7 1/2% due 2019	147,469

Total long-term debt	368,431
Total stockholders’ equity	229,790

Total capitalization	$598,221

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated are set forth in the following table.

	Twelve Months Ended December 31,
	2005	2006	2007	2008	2009
Earnings from continuing operations before income taxes	$58,468	$79,473	$56,911	$47,742	$64,783
Add:
Interest expense	16,457	16,120	17,711	20,825	20,856
Rental expense factor(1)	824	843	848	1,008	862
Discount and loan expense amortization	471	578	593	613	1,136

Earnings available for fixed charges	$76,220	$97,014	$76,063	$70,188	$87,637

Fixed charges:
Interest expense	$16,457	$16,120	$17,711	$20,825	$20,856
Capitalized interest	—	—	—	—	—
Rental expense factor(1)	824	843	848	1,008	862
Discount and loan expense amortization	471	578	593	613	1,136

Total fixed charges	$17,752	$17,541	$19,152	$22,446	$22,854

Ratio of earnings to fixed charges	4.3	5.5	4.0	3.1	3.8

(1)	“Rental expense factor” is the portion of rental expense estimated to be representative of the interest factor within rental expense.

Certain 2005-2008 amounts have been reclassified to conform to the 2009 presentation. Also, see Note 18 to the consolidated financial statements incorporated by reference in this prospectus.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On November 3, 2009, we issued an aggregate principal amount of $150,000,000 of outstanding notes in an offering under Rule 144A and Regulation S under the Securities Act that were not registered under the Securities Act. In connection with the issuance and sale of the outstanding notes, we entered into a registration rights agreement with the representatives of the initial purchasers of the outstanding notes. Under the registration rights agreement, we agreed to file a registration statement regarding the exchange of the outstanding notes for exchange notes registered under the Securities Act. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC and to conduct this exchange offer after the registration statement is declared effective. The form and terms of the exchange notes are substantially identical to the outstanding notes except that the issuance of the exchange notes has been registered under the Securities Act and the transfer restrictions, registration rights and the additional interest provisions relating to the outstanding notes do not apply to the exchange notes.

The exchange offer is not being made to holders of outstanding notes in any jurisdiction where the exchange would not comply with the securities or blue sky laws of such jurisdiction. The registration rights agreement entered into in connection with the issuance of the outstanding notes, dated November 3, 2009, is filed as an exhibit to our Current Report on Form 8-K filed with the SEC on November 9, 2009, which is incorporated by reference into this prospectus.

Terms of the Exchange Offer

Upon the terms and conditions described in this prospectus, we will accept for exchange outstanding notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term “expiration date” means 12:00 midnight, New York City time, on                     , 2010. However, if we extend the period of time for which the exchange offer is open, the term “expiration date” means the latest time and date to which we extend the exchange offer.

As of the date of this prospectus, $150,000,000 aggregate principal amount of the outstanding notes is outstanding. The outstanding notes were offered under an indenture dated November 3, 2009. This prospectus is first being sent on or about                     , 2010 to all holders of outstanding notes known to us. Our obligation to accept outstanding notes for exchange in the exchange offer is subject to the conditions described under “—Conditions to the Exchange Offer.” We reserve the right to extend the period of time during which the exchange offer is open. We would then delay acceptance for exchange of any outstanding notes by giving oral or written notice of an extension and delay to the holders of outstanding notes as described below. During any extension period, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer. Holders of outstanding notes do not have dissenters’ rights of appraisal in connection with the exchange offer.

You may only exchange outstanding notes in denominations of $2,000 and higher integral multiples of $1,000.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified under “—Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering

You may only tender your outstanding notes by book-entry transfer of the outstanding notes into the exchange agent’s account at the Depository Trust Company, or DTC. The tender to us of outstanding notes by you, as set forth below, and our acceptance of the outstanding notes will constitute a binding agreement between us and you, upon the terms and subject to the conditions set forth in this prospectus.

Except as described below, a tendering holder must, on or prior to the expiration date, transmit an agent’s message to the exchange agent at the address listed below under “—Exchange Agent.”

In addition, the exchange agent must receive timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at the DTC, the book-entry transfer facility, along with the agent’s message.

The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer.

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account.

We will determine all questions as to the validity, form and eligibility of outstanding notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders.

We reserve the right to reject any particular outstanding note not properly tendered, or any acceptance that may, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any conditions of the exchange offer as applicable to all outstanding notes prior to the expiration date. If we waive a material condition of the offer, we will provide notice of the waiver and will extend the offer, if necessary, so that at least five business days remain in the exchange offer following the notice.

We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note prior to the expiration date. Our interpretation of the terms and conditions of the exchange offer as to any particular outstanding note either before or after the expiration date shall, subject to an order of a court of competent jurisdiction, be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within a reasonable period of time. None of us, the exchange agent or any other person will be under any duty to give notification of any defect or irregularity in any tender of outstanding notes, nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

By tendering, each holder represents to us that:

•	the holder is not an affiliate of Potlatch (as defined in Rule 405 under the Securities Act) or a broker-dealer tendering notes acquired directly from us for its own account;

•	the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder; and

•	neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes.

In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes.

However, each holder who is our “affiliate” (within the meaning of the Securities Act) who intends to participate in the exchange offer for the purpose of distributing the exchange notes or a broker-dealer (within the meaning of the Securities Act) that acquired outstanding notes in a transaction other than as part of its trading or market-making activities and who has arranged or has an understanding with any person to participate in the distribution of the exchange notes:

•	will not be able to rely on the applicable interpretation by the staff of the SEC set forth in the applicable no-action letters;

•	will not be able to tender its outstanding notes in the exchange offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each broker or dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. However, a broker-dealer may be a statutory underwriter. See “Plan of Distribution.”

By delivering an agent’s message, a beneficial owner (whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee) or holder will be deemed to have irrevocably appointed the exchange agent as its agent and attorney-in-fact (with full knowledge that the exchange agent is also acting as an agent for us in connection with the exchange offer) with respect to the outstanding notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest subject only to the right of withdrawal described in this prospectus), to receive for our account all benefits and otherwise exercise all rights of beneficial ownership of such outstanding notes, in accordance with the terms and conditions of the exchange offer.

Each beneficial owner or holder will also be deemed to have represented and warranted to us that it has authority to tender, exchange, sell, assign and transfer the outstanding notes it tenders and that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title to such outstanding notes, free and clear of all liens, restrictions, charges and encumbrances, and that the outstanding notes tendered are not subject to any adverse claims or proxies. Each beneficial owner and holder, by tendering its outstanding notes, also agrees that it will comply with its obligations under the registration rights agreements.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered, unless we terminate the exchange offer because of the non-satisfaction of conditions. We will issue the exchange notes promptly after acceptance of the outstanding notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice. See “—Conditions to the Exchange Offer” below for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

For each outstanding note accepted for exchange, the holder of the outstanding note will receive an exchange note having a principal amount equal to that of the surrendered outstanding note. The exchange notes will bear interest from the most recent date to which interest has been paid on the outstanding notes. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the outstanding notes, from May 1, 2010. Outstanding notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of outstanding notes whose outstanding notes are accepted for exchange will not receive any payment for accrued interest on the outstanding notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the outstanding notes.

In all cases, issuance of exchange notes for outstanding notes will be made only after timely receipt by the exchange agent of an agent’s message and a timely confirmation of the book-entry transfer of the outstanding notes, into the exchange agent’s account at DTC.

Unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder of the outstanding notes. The non-exchanged outstanding notes will be credited to an account maintained with the DTC, as promptly as practicable after the expiration of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the outstanding notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of outstanding notes by causing DTC to transfer those outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The transmission of the outstanding notes and agent’s message to DTC and delivery by DTC to and receipt by the exchange agent of the related agent’s message will be deemed to be a valid tender.

Exchanging Book-Entry Notes

The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program, or ATOP, procedures to tender outstanding notes. Any participant in the book-entry transfer facility may make book-entry delivery of outstanding notes by causing the book-entry transfer facility to transfer such outstanding notes into the exchange agent’s account in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the outstanding notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of outstanding notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering outstanding notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the exchange offer as described in this prospectus, and that we may enforce such terms against such participant.

Withdrawal Rights

Tenders of outstanding notes may be withdrawn at any time before 12:00 midnight, New York City time, on the expiration date.

For a withdrawal of a tender of outstanding notes to be effective, the exchange agent must receive a valid withdrawal request through ATOP from the tendering DTC participant before the expiration date. Any such request for withdrawal must include the VOI number of the tender to be withdrawn and the name of the ultimate beneficial owner of the related outstanding notes in order that such notes may be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the outstanding notes so withdrawn are validly re-tendered. Any outstanding notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. The outstanding notes will be credited to an account maintained with DTC for the outstanding notes. The outstanding notes will be credited to the DTC account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following the procedures described under the heading “—Procedures for Tendering” above at any time on or before 12:00 midnight, New York City time, on the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes, and may terminate or amend the exchange offer, if at any time prior to the expiration date any of the following events occurs:

•

there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer or would make it inadvisable to proceed with the exchange offer; or

•	a change in applicable law prohibits the consummation of the exchange offer.

All conditions will be deemed satisfied or waived on or prior to the expiration date, unless we assert them on or prior to the expiration date. The foregoing conditions to the exchange offer are for our sole benefit and we may on or prior to the expiration date waive them in whole or in part in our reasonable discretion. If we waive a material condition of the offer, we will provide notice of the waiver and will extend the offer, if necessary, so that at least five business days remain in the exchange offer following the notice. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.

In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for any outstanding notes, if at the time any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part. We are required to make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible moment.

Exchange Agent

We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus to the exchange agent addressed as follows:

Delivery To:

U.S. Bank National Association

By Hand, Registered or Certified Mail, or Overnight Courier:

U.S. Bank National Association

Corporate Trust Services

EP-MN-WS-2N

60 Livingston Avenue

St. Paul, MN 55107

Attn: Specialized Finance

All other questions should be addressed to 601 West 1st Ave., Suite 1600, Spokane, Washington 99201, attention Corporate Secretary.

Fees and Expenses

The principal solicitation is being made by mail by the exchange agent. Additional solicitations may be made by telephone, facsimile or in person by our officers and regular employees and by persons so engaged by the exchange agent.

We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Accounting Treatment

We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the exchange notes in accordance with accounting principles generally accepted in the United States.

Transfer Taxes

We will pay any transfer taxes in connection with the exchange of outstanding notes for exchange notes in the exchange offer unless you instruct us to register exchange notes in the name of, or request any outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Consequences of Exchanging or Failing to Exchange the Outstanding Notes

Holders of outstanding notes who do not exchange their outstanding notes for exchange notes in the exchange offer will continue to be subject to the provisions in the indenture regarding transfer and exchange of the outstanding notes and the restrictions on transfer of the outstanding notes as described in the legend on the outstanding notes as a consequence of the issuance of the outstanding notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Outstanding note holders that do not exchange outstanding notes for exchange notes in the exchange offer will no longer have any registration rights with respect to such notes.

Based on existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of exchange notes, as set forth below. However, any purchaser of exchange notes who is one of our “affiliates” (as defined in Rule 405 under the Securities Act) or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

•	will not be able to rely on the applicable interpretation of the staff of the SEC;

•	will not be able to tender its outstanding notes in the exchange offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements. See “Plan of Distribution.”

We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC’s staff would make a similar determination with respect to the exchange notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

DESCRIPTION OF OTHER INDEBTEDNESS

Set forth below is a list of all indebtedness, other than the outstanding notes, of Potlatch (or any of its subsidiaries) that is currently outstanding. The following descriptions do not purport to be complete and are qualified in their entirety by reference to their respective governing documents.

Bank Credit Facility

As of December 31, 2009, there were no borrowings outstanding under the revolving line of credit, and $6.8 million of the letter of credit subfacility was being used to support outstanding letters of credit. Loans under the bank credit facility bear interest at LIBOR plus between 3.0% and 4.0% for LIBOR loans, and a base rate effectively equal to the bank’s prime rate plus between 3.0% and 4.0% for other loans. As of December 31, 2009, we are able to borrow under the bank credit facility at either LIBOR or base rate, plus 3.50%.

The credit facility is secured by a pledge of the capital stock of our subsidiaries and by approximately 660,000 acres of our timberlands in Idaho to satisfy the minimum collateral coverage ratio, as described below. This pledge is on an equal rights of payment and level of seniority basis with $22.5 million principal amount of 6.95% debentures due 2015 and $48.8 million principal amount of medium-term notes, all of which are described below.

The agreement governing our bank credit facility contains certain covenants that limit our ability and that of our subsidiaries to create liens, merge or consolidate, dispose of assets, incur indebtedness and guarantees, repurchase or redeem capital stock and indebtedness, make certain investments or acquisitions, enter into certain transactions with affiliates or change the nature of our business. The credit facility also contains financial maintenance covenants establishing a minimum interest coverage ratio, a minimum collateral coverage ratio and a maximum funded indebtedness to capitalization ratio. The minimum collateral coverage ratio requires that the value of the timberlands mortgaged for the benefit of the lenders under the bank credit facility and the holders of the 6.95% debentures and the medium-term notes have a value of 2.25 times the obligations secured by such collateral. We will be permitted to pay distributions on our common stock under the terms of the bank credit facility so long as we remain in pro forma compliance with the financial covenants.

The table below sets forth the most restrictive covenants in the bank credit facility and our status with respect to these covenants as of December 31, 2009:

	Covenant Requirement		Actual Ratio at December 31, 2009
Minimum Interest Coverage Ratio	2.50 to 1.00	*	5.98 to 1.00
Minimum Collateral Coverage Ratio	2.25 to 1.00		3.87 to 1.00
Maximum Funded Indebtedness to Capitalization Ratio	60.0%		51.4%

*	Commencing October 1, 2010, the Interest Coverage Ratio will increase to 2.75 to 1.00 and commencing October 1, 2011, the Interest Coverage Ratio will increase to 3.00 to 1.00.

Medium-Term Notes

As of December 31, 2009, one of our guarantor subsidiaries had outstanding $48.8 million aggregate principal amount of medium-term notes with interest rates ranging from 8.65% to 8.89%, and maturity dates ranging from 2011 to 2022. The medium-term notes are non-convertible obligations and are not subject to redemption prior to maturity or entitled to any sinking fund. The medium-term notes are secured on an equal rights of payment and level of seniority basis with outstanding amounts under our bank credit facility and by a pledge of the capital stock of our subsidiaries and by approximately 660,000 acres of our timberlands in Idaho, and are equal in right of payment and level of seniority with our bank credit facility and $22.5 million aggregate principal amount of 6.95% debentures due 2015.

In the indenture pursuant to which the medium-term notes were issued, we agreed, among other things to:

(i)	refrain from creating, assuming or incurring any lien upon any of our “Principal Properties,” whether owned as of the offering of the notes or thereafter, that together with all outstanding obligations and indebtedness secured by liens exceeds 10% of our consolidated net tangible assets at the end of the immediately preceding fiscal year without making effective provisions whereby the notes shall be secured equally and ratably with any and all other obligations. Exceptions include (a) liens upon any property or assets owned by any subsidiary when it became a subsidiary; (b) liens on any Principal Property existing at the time of its acquisition and liens on Principal Property acquired, constructed or improved that are created contemporaneously with or within 180 days after the completion of such acquisition, improvement or construction to secure or provide payment for the purchase price of property acquired or the cost of such construction or improvement; (c) tax liens, governmental charges, materialmen’s, mechanics’, landlords’ or other like liens securing obligations not overdue or which shall be contested in good faith; (d) various pledges and deposits; (e) any lease; (f) liens in favor of governmental units to secure payments in connection with acquisitions, construction and improvements; (g) easements or similar encumbrances that do not materially impair the use of the Principal Property; (h) judgment liens for the payment of money not in excess of $10.0 million or those being contested in good faith; (i) liens on timberlands in connection with arrangements to cut or pay for timber in order to provide the lienholder with a specified amount of money; (j) liens in the ordinary course of business relating to the exploring for, developing or producing oil, gas, or other minerals on, or on any interest in, or on any proceeds from the sale of property acquired for such purposes; (k) liens to extend or renew other permitted liens;

(ii)	refrain from sale and leaseback transactions involving any of our Principal Property unless the proceeds of the sale are at least equal to the fair value of the Principal Property involved and either (a) an amount equal to the cash portion of the net proceeds of the sale is applied within 180 days to the retirement of funded debt or other debt securities or to the purchase of property other than the Principal Property involved in the sale and leaseback transaction, or (b) the Principal Property involved in the sale and leaseback transaction could have been subject to a permissible lien under the indenture, as described above; and

(iii)	refrain from merging or selling the Company unless the new or acquiring entity is organized and existing under the laws of the U.S., any state thereof or the District of Columbia and the new or acquiring entity expressly assumes all payment and other obligations relating to the medium term notes and the new or acquiring entity shall not immediately after the transaction have outstanding indebtedness secured by any liens not permitted by the indenture for the medium term notes, as described above.

The indenture defines our Principal Properties as (a) any building, structure or other facility used primarily for manufacturing whose gross book value exceeds 10% of our consolidated net tangible assets, and (b) any timberlands owned in fee or under contract, other than timberlands which, in the aggregate, do not exceed 10% of our total acreage owned in fee or under contract.

6.95% Debentures

In 1995, one of our guarantor subsidiaries offered and sold $100 million of 6.95% Debentures due December 15, 2015 pursuant to a limited indenture. As of December 31, 2009, $22.5 million of 6.95% Debentures remained outstanding. The debentures are non-convertible obligations, are not subject to redemption prior to maturity and are not entitled to any sinking fund. In the indenture pursuant to which the 6.95% Debentures were issued, we agreed to the same covenants and negative pledges as those in the indenture relating to our medium-term notes described above. In addition, with respect to the pledge of the capital stock of our subsidiaries and the portion of our timberlands in Idaho secured under our bank credit facility described above, the 6.95% Debentures are equal in right of payment and level of seniority with our bank credit facility and the medium-term notes.

Fixed Rate Revenue Bonds

As of December 31, 2009, one of our guarantor subsidiaries had approximately $150 million of indebtedness represented by various fixed rate revenue bonds with interest rates ranging from 5.9% to 7.75% and maturity dates ranging from 2012 through 2026. The fixed rate revenue bonds were issued by political subdivisions or agencies of Minnesota, Idaho and Arkansas, and the proceeds were subsequently loaned to us on an unsecured basis to finance some of our pollution control and solid waste disposal facilities located within those states. The guarantor subsidiary agreed to pay the relevant political subdivision or agency in installments which, as to amount, correspond to the payments of principal of and premium, if any, on the bonds, whether at maturity, upon prior redemption or acceleration, or otherwise.

DESCRIPTION OF EXCHANGE NOTES

The outstanding notes were, and the exchange notes will be, issued under an Indenture dated as of November 3, 2009 between Potlatch, the Guarantors and U.S. Bank National Association, as trustee. The terms of the outstanding notes, the exchange notes and the related guarantees include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The terms of the exchange notes are identical to the terms of the outstanding notes in all material respects, including interest rate and maturity, except that the exchange notes will not be subject to:

•	the restriction on transfer;

•	the registration rights agreement’s covenants regarding registration of the notes; and

•	accrual of additional interest.

The following description is a summary of the material provisions of the indenture. It does not restate the agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture will be available upon written request to Potlatch as described under “Where You Can Find More Information.” In this description only, references to “Potlatch,” “we,” “us,” “our” and “our company” refer only to Potlatch Corporation and not to any of its subsidiaries. You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” Certain defined terms used in this description but not defined below under “Certain Definitions” have the meanings assigned to them in the indenture.

For purposes of this description, references to the “notes” include the outstanding notes, the exchange notes, and any additional notes subsequently issued under the indenture. The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Exchange Notes

The Exchange Notes

The exchange notes will be:

•	our general unsecured obligations;

•	pari passu in right of payment with all of our existing and future unsecured senior indebtedness;

•	effectively junior to our secured indebtedness up to the value of the collateral securing such indebtedness;

•

effectively junior to all existing and future indebtedness of our subsidiaries that are not Guarantors and other liabilities of our subsidiaries that are not Guarantors, including trade payables and lease obligations;

•	senior in right of payment to our existing and any future subordinated indebtedness; and

•	unconditionally guaranteed by the Guarantors.

The Guarantees

Each guarantee will be:

•	a general unsecured obligation of the Guarantor;

•	pari passu in right of payment with all existing and future unsecured senior indebtedness of the Guarantor;

•	effectively junior to the Guarantor’s secured indebtedness up to the value of the collateral securing such indebtedness; and

•	senior in right of payment to any existing and any future subordinated indebtedness of the Guarantor.

As of December 31, 2009, Potlatch and its Subsidiaries had approximately $368.4 million of senior debt outstanding, of which approximately $71.3 million in principal amount of other indebtedness would have effectively ranked senior to the notes to the extent of the collateral securing such debt. The notes will be structurally subordinated to all of the liabilities of our Subsidiaries that do not guarantee the notes. As of December 31, 2009, our non-Guarantor Subsidiaries did not have any indebtedness for money borrowed.

Potlatch holds all of its assets and conducts all of its operations through its subsidiaries and has no independent assets or operations. Potlatch’s Subsidiaries, other than the Guarantors, are minor in significance. The Guarantees are full and unconditional and joint and several. Except with respect to REIT tax rules, there are no significant restrictions on the ability of Potlatch or any of the Guarantors to obtain funds from any of Potlatch’s Subsidiaries by dividend or loan. The tax rules with which Potlatch must comply to maintain its status as a REIT limit its ability to use dividends from Potlatch TRS to service its indebtedness. In particular, at least 75% of Potlatch’s gross income for each taxable year as a REIT must be derived from sales of its standing timber and other types of real estate income. No more than 25% of Potlatch’s gross income may consist of dividends from Potlatch TRS and other non-qualifying types of income. This requirement may limit Potlatch’s ability to receive dividends from Potlatch TRS and may impact its ability to service its indebtedness using cash flows from Potlatch TRS.

Principal, Maturity and Interest

On November 3, 2009, Potlatch issued $150,000,000 aggregate principal amount of notes. Potlatch may issue additional notes under the indenture from time to time after the exchange. Except as set forth herein, the notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Potlatch will issue the exchange notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on November 1, 2019.

Interest on the notes will accrue at the rate of 7 1/2% per annum, payable semi-annually in arrears on May 1 and November 1 of each year, beginning on May 1, 2010. Potlatch will make each interest payment to the holders of record on the immediately preceding April 15 and October 15.

Interest on the notes will accrue from the date of initial issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

For so long as the notes remain in the form of global securities, Potlatch will pay all principal, interest and premium, if any, on the notes to the depository or its nominee as the registered holder of the global securities representing the notes. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Potlatch elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar for the notes. Potlatch may change the paying agent or registrar without prior notice to the holders of the notes, and Potlatch or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Potlatch is not required to transfer or exchange any note selected for redemption. Also, Potlatch is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

Potlatch may redeem the notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium, plus accrued and unpaid interest to the applicable redemption date (subject to the right of holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date).

In addition, at any time prior to November 1, 2012, Potlatch may redeem up to 35% of the principal amount of the notes (including any additional notes) with the net cash proceeds of one or more sales of its common stock, upon not less than 30 nor more than 60 days’ notice, at a redemption price (expressed as a percentage of principal amount) of 107.500%, plus accrued interest to the redemption date; provided that at least 65% of the aggregate principal amount of notes originally issued under the indenture remains outstanding after each such redemption and notice of any such redemption is mailed within 60 days of each such sale of common stock.

Mandatory Redemption

Potlatch is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Guarantees

Payment of the principal of, premium, if any, and interest on the Notes will be Guaranteed, jointly and severally, on an unsecured unsubordinated basis by the Guarantors. The indenture provides that each domestic Subsidiary of Potlatch that is a borrower, or that Guarantees Indebtedness of Potlatch, under the Credit Agreement will Guarantee payment of the principal of, premium, if any, and interest on the Notes, provided that no Subsidiary will be required to become a Guarantor where prohibited by applicable Federal or state laws and regulations.

The obligations of a Guarantor under its Guarantee will be limited so as not to constitute a fraudulent conveyance or fraudulent transfer under applicable Federal or state laws. A Guarantor that makes a payment or distribution under its Guarantee will be entitled to contribution from any other Guarantor. See “Risk Factors— Risks Related to Our Indebtedness and the Exchange Notes—Your ability to enforce the guarantees of the notes may be limited.”

The Guarantee issued by any Guarantor will be automatically and unconditionally released and discharged upon:

(1)	any sale, exchange or transfer to any person (other than a Subsidiary of Potlatch) of any of the Capital Stock of such Guarantor;

(2)	in the event all or substantially all the assets or Capital Stock of a Guarantor are sold or otherwise transferred, by way of merger, consolidation or otherwise, to a person in compliance with the terms of the indenture;

(3)	the release or discharge of the guarantee by such Guarantor of Indebtedness of Potlatch under the Credit Agreement or such Guarantor ceases to be a borrower under the Credit Agreement;

(4)	in the event of liquidation or dissolution of such Guarantor; or

(5)	if the notes are defeased or discharged in accordance with the terms of the indenture.

Potlatch is not restricted from selling or otherwise disposing of any of the Guarantors or any or all of the assets of any of the Guarantors.

Repurchase at the Option of Holders

If a Change of Control occurs at any time, unless Potlatch has exercised its right to redeem the notes as described above under the caption “—Optional Redemption,” each holder of notes will have the right to require Potlatch to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that holder’s notes pursuant to a Change of Control offer on the terms set forth in the indenture for a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of repurchase. Within 30 days following any Change of Control, Potlatch will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Potlatch will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Potlatch will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control payment date, Potlatch will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control offer;

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes being purchased by Potlatch.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000.

Potlatch will publicly announce the results of the Change of Control offer on or as soon as practicable after the Change of Control payment date.

The provisions described above that require Potlatch to make a Change of Control offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Potlatch repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Potlatch will not be required to make a Change of Control offer upon a Change of Control if (1) in connection with or in contemplation of any Change of Control, it has made an offer to purchase any and all notes validly tendered at a cash price equal to or higher than the Change of Control payment and has purchased all notes properly tendered in accordance with the terms of such alternate offer, (2) a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control offer made by Potlatch and purchases all notes properly tendered and not withdrawn under the Change of Control offer or (3) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of control, if a definitive agreement is in place for the Change of Control at the time the Change of Control offer is made.

The Change of Control repurchase feature is a result of negotiations between Potlatch and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that Potlatch would decide to do so in the future. Subject to certain covenants described below, Potlatch could, in the future, enter into certain transactions that would not constitute a Change of Control under the indenture, but that could increase the amount of debt outstanding at such time or otherwise affect Potlatch’s capital structure or credit ratings. Holders may not be entitled to require us to purchase their notes in certain circumstances involving a significant change in the composition of Potlatch’s Board of Directors, including in connection with a proxy contest in which Potlatch’s Board of Directors does not approve a dissident slate of directors but approves them as directors for purposes of determining whether or not a Change of Control has occurred, even if Potlatch’s Board of Directors initially opposed the directors.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Potlatch and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Potlatch to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Potlatch and its Restricted Subsidiaries taken as a whole to another person or group may be uncertain.

There can be no assurance that Potlatch will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of notes) required by this section, as well as any other repayments pursuant to covenants that may be contained in other securities of Potlatch that might be outstanding at the time.

Potlatch’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the notes. See “—Amendment, Supplement and Waiver.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which they are listed; or

(2)	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as that trustee deems fair and appropriate.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the outstanding note will be issued in the name of the holder of notes upon cancellation of the outstanding note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Limitation on Restricted Payments

Potlatch will not, and will not permit any of the Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment:

(a)	no Default or Event of Default shall have occurred and be continuing or will occur as a consequence thereof; and

(b)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made pursuant to this clause (b) by Potlatch and the Subsidiaries after the Issue Date, is less than the sum, without duplication, of:

(i)	100% of the Funds Available for Distribution of Potlatch for the period (taken as one accounting period) from the first full fiscal quarter that begins after the Issue Date to the end of Potlatch’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if the Funds Available for Distribution for such period is a loss, less 100% of such loss); plus

(ii)	100% of the aggregate net cash proceeds received by Potlatch after the Issue Date as a contribution to its equity capital or from the issue or sale of equity interests of Potlatch (other than Disqualified Capital Stock).

The preceding provisions will not prohibit:

(i)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(ii)	the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary) of, Qualified Capital Stock of Potlatch or any Subsidiary or from the substantially concurrent contribution of common equity capital to Potlatch;

(iii)	the payment of any dividend or other distribution by any Subsidiary to the holders of its Capital Stock on a pro rata basis;

(iv)	the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of Potlatch or any Subsidiary held by any current or former officer, director or employee of Potlatch or any Subsidiary pursuant to any employment agreement that has been approved by the Board of Directors of Potlatch or any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement not to exceed $1.0 million in any twelve-month period (it being understood, however, that unused amounts permitted to be paid pursuant to this proviso from any twelve-month period are available to be carried over to the subsequent twelve-month period);

(v)	the repurchase of Capital Stock of Potlatch or any Subsidiary deemed to occur upon the exercise of stock options, warrants, restricted stock, restricted stock units or performance shares to the extent such Capital Stock represents a portion of the exercise price of those stock options and repurchase of Capital Stock deemed to occur upon the withholding of a portion of Capital Stock granted or awarded to an employee to pay for the taxes payable by such employee upon such grant or award (or settlement or vesting thereof);

(vi)	the making of any Restricted Payment to allow the payment of cash in lieu of the issuance of fractional shares upon (A) the exercise of options or warrants, (B) the settlement or vesting of restricted stock, restricted stock units or performance shares or (C) the conversion or exchange of Capital Stock of Potlatch or any Subsidiary;

(vii)	so long as no Default or Event of Default shall have occurred and be continuing or will occur as a consequence thereof, if there is not sufficient capacity to make such Restricted Payment pursuant to clause (b) above, the making of any other Restricted Payment in an amount that, together with the aggregate amount of all other Restricted Payments made since the Issue Date pursuant to this clause (vii), does not exceed $125.0 million; or

(viii)	so long as no Default or Event of Default shall have occurred and be continuing or will occur as a consequence thereof, if there is not sufficient capacity to make such Restricted Payment pursuant to clauses (b) and (vii) above, the making of any additional Restricted Payment if after giving effect to such Restricted Payment on a pro forma basis, the Leverage Ratio of Potlatch and its Subsidiaries would not exceed 4.25 to 1.00.

Limitation on Liens

Potlatch may not, nor may Potlatch permit any Subsidiary to, create, assume or incur any Lien upon any of its or their Principal Properties, or any interest it or they may have therein, whether owned at the date hereof or hereafter acquired (unless, in the case of any Lien upon any Principal Property of any Subsidiary, all obligations and indebtedness thereby secured are held by Potlatch or a wholly owned Subsidiary) as security for any indebtedness without making effective provision, and Potlatch covenants that in any such case effective provision will be made, whereby the Notes (either alone or together with all or any part of any other indebtedness of Potlatch) shall be secured by such Lien equally and ratably (or, at the option of Potlatch, prior to) with any and all other obligations and indebtedness thereby secured; provided, however, that the foregoing restriction shall not apply to:

(1)	Liens existing on the date hereof;

(2)	Liens to secure the medium-term notes;

(3)	Liens to secure obligations under the Credit Agreement in an aggregate principal amount not to exceed the greater of (x) $300.0 million and (y) at the time of the incurrence thereof, two times the Consolidated EBITDDA of Potlatch and its Subsidiaries for the four full fiscal quarters for which internal financial statements are available determined on a pro forma basis in accordance with Regulation S-X under the Securities Act (including a pro forma application of the net proceeds therefrom);

(4)	Liens upon any property or assets owned by any Subsidiary existing on the date on which such Subsidiary became a Subsidiary;

(5)

Liens on any property or assets existing at the time of their acquisition and Liens on any property or assets acquired, constructed or improved which are created contemporaneously with or within 180 days after (or created pursuant to financing arrangements, a firm commitment for which is obtained within 180 days after) the completion of such acquisition, improvement or construction to secure or provide for payment of the purchase price of property or assets acquired or the cost of such construction or improvement, including Liens arising in connection with cross-border or defeased lease arrangements; if (i) such Lien shall be limited to the property so acquired or constructed or to the improvements so made, (ii) the amount of the obligations or indebtedness secured by such Lien shall not be increased after the date of the acquisition of such property or the completion of such improvements or construction except to the extent additional construction or improvements shall be made to such property after the date of such acquisition or the making of such improvements or construction, and (iii) in each instance where the obligation or indebtedness secured by such Lien shall constitute an obligation or indebtedness of, or is assumed by, Potlatch or such Subsidiary, the principal amount of the obligation or indebtedness secured by such Lien shall not exceed 100% of the cost or fair value (as determined in good faith by Potlatch’s Board of Directors), whichever shall be lower, of the property, construction or improvements at the time of the acquisition or completion thereof;

(6)	Liens for taxes or assessments or governmental charges or levies not then due and delinquent or the validity of which shall be contested in good faith; and materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s, landlords’ or other like Liens securing obligations not overdue or which shall be contested in good faith, or deposits to obtain the release of such Liens;

(7)	pledges or deposits to secure public or statutory obligations or to secure payment of workmen’s compensation or to secure performance in connection with tenders, leases of real property, bids or contracts or to secure surety or appeal bonds and pledges or deposits made in the ordinary course of business for similar purposes;

(8)	any lease or sublease, regardless of the manner in which such lease or sublease shall be treated for accounting or tax purposes or any other purpose or any filing of or agreement to file any financing statement under the Uniform Commercial Code, or UCC, of any jurisdiction in respect of such lease or sublease;

(9)	Liens in favor of a governmental unit to secure payments under any contract or statute, or to secure any indebtedness incurred in financing the acquisition, construction or improvement of property subject thereto, including Liens on, and created or arising in connection with the financing of the acquisition, construction or improvement of, any facility used or to be used in the business of Potlatch or any Subsidiary through the issuance of obligations defined in Section 103(b)(2) of the Code (or any subsequently adopted provisions thereof defining similar obligations) the income from which shall be excludable from gross income by virtue of Sections 103(a) and (b) (4), (b) (5) and (b) (6) of the Code (or any subsequently adopted provisions thereof providing for a specific exclusion from gross income);

(10)	easements or similar encumbrances, the existence of which do not materially impair the use of the Principal Property subject thereto for the purposes for which it is held or was acquired,

(11)	Liens arising out of any final judgment for the payment of money aggregating not in excess of $10.0 million; or Liens arising out of any final judgment for the payment of money provided such judgment is being contested in good faith;

(12)	Liens on timberlands in connection with an arrangement under which Potlatch or a Subsidiary is obligated to cut or pay for timber in order to provide the lienholder with a specified amount of money, however determined;

(13)	Liens created or assumed in the ordinary course of the business of exploring for, developing or producing oil, gas or other minerals (including borrowings in connection therewith) on, or any interest in, or on any proceeds from the sale of, property acquired for such purposes, production therefrom (including the proceeds thereof), or material or equipment located thereon;

(14)	Liens upon goods or proceeds securing Potlatch’s or any Subsidiary’s obligations in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such goods;

(15)	Liens on assets of a receivables subsidiary in connection with a qualified receivables transaction;

(16)	licenses or sublicenses granted in the ordinary course of business;

(17)	conservation easements, covenants and similar restrictions on timberlands;

(18)	Liens of sellers of goods to Potlatch and any Subsidiary arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(19)	any interest of title of a buyer in connection with, and Liens arising from UCC financing statements relating to, a sale of receivables;

(20)	Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(21)	normal and customary rights of set-off upon deposits of cash in favor of banks or other depository institutions;

(22)	Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(23)	Liens in favor of Potlatch or any Subsidiary;

(24)	Liens against the landlord’s interest in any real property with respect to which Potlatch or any Subsidiary holds a lease;

(25)	Condemnation or eminent domain proceedings affecting any real property;

(26)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of import or customs duties in connection with the importation of goods;

(27)	Liens arising out of conditional sale, title retention, consignment or similar arrangements;

(28)	Liens on earnest money deposits made in connection with any letter of intent or purchase agreement;

(29)	Liens on the capital stock of any non-majority owned joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(30)	Liens arising from the pledge of any bonds, debentures, notes or similar instruments which are purchased and held by any remarketing agent for the account of, or as agent for, Potlatch or any Subsidiary; and

(31)	Liens to extend, renew or replace any Liens referred to in clauses (1) through (30).

Notwithstanding the foregoing provisions, Potlatch or any Subsidiary may create, assume or incur, or suffer to be created, assumed or incurred any Lien which would otherwise be subject to the foregoing restriction, provided that at no time shall the aggregate amount of all outstanding obligations and indebtedness secured by Liens which, but for this paragraph, would be prohibited by this covenant, plus the aggregate amount of Attributable Debt in respect of any then existing leases described under the caption “—Limitation on Sale and Leaseback” (other than any such leases of property to the extent that the cash portion of the net proceeds of the sale of such property shall have been applied in compliance with the covenant described under the caption “—Limitation on Sale and Leaseback”), exceed 10% of Consolidated Net Tangible Assets at the end of the preceding fiscal year of Potlatch.

Limitation on Sale and Leaseback

Potlatch will not, nor will it permit any Subsidiary to, directly or indirectly, sell or transfer (other than to Potlatch or a Subsidiary) any Principal Property (other than a Principal Property sold or transferred to an industrial development corporation or governmental instrumentality in connection with a revenue or pollution control financing) now owned or hereafter acquired with the intention that Potlatch or any Subsidiary shall take back a lease thereof (other than a lease for a term of not more than three years, a lease entered into solely for tax purposes or a cross-border or defeased lease arrangement) (herein referred to as a sale and leaseback transaction) unless (a) the proceeds of such sale shall at least be equal to the fair value (as determined in good faith by Potlatch’s Board of Directors) of such Principal Property, and (b) either (1) an amount equal to the cash portion of the net proceeds of such sale shall be applied within 180 days either before or after the effective date of any such transaction (i) to the retirement of Funded Indebtedness (other than any thereof owed to Potlatch or any Subsidiary) or (ii) to the retirement of the Notes or (iii) to the purchase of property, facilities or equipment (other than the property, facilities or equipment involved in such sale) having a value at least equal to the cash portion of the net proceeds of such sale, or (2) the property, facilities or equipment involved in such sale could have been subjected to a Lien to secure indebtedness in a principal amount equal to the aggregate amount of Attributable Debt in respect of such sale without equally and ratably securing the notes pursuant the covenant described under the caption “Limitation on Liens.”

Limitation of Guarantees by Subsidiaries

If any Subsidiary, directly or indirectly, by way of the pledge of any intercompany note or otherwise, assumes, becomes a borrower under, guarantees or in any other manner become liable with respect to any Indebtedness of Potlatch under the Credit Agreement after the date hereof, such Subsidiary shall execute and deliver a supplemental indenture to the indenture, providing a guarantee of payment of the notes by such Subsidiary.

Any such guarantee by a Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any holder, upon:

(1)	the unconditional release of such Subsidiary from its liability in respect of the Indebtedness in connection with which such guarantee was executed and delivered pursuant to the preceding paragraph; or

(2)	(i) any sale, exchange or transfer to any person (other than a Subsidiary of Potlatch) of any of the Capital Stock of such Guarantor; (ii) in the event all or substantially all the assets or Capital Stock of a Guarantor are sold or otherwise transferred, by way of merger, consolidation or otherwise, to a person in compliance with the terms of the indenture; (iii) the release or discharge of the guarantee by such Guarantor of Indebtedness of Potlatch under the Credit Agreement or such Guarantor ceases to be a borrower under the Credit Agreement; (iv) in the event of liquidation or dissolution of such Guarantor; or (v) if the notes are defeased or discharged in accordance with the terms of the indenture.

Payments for Consent

Potlatch will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provision of the officer’s certificate or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SEC Reports

Notwithstanding that Potlatch or its Subsidiaries may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and so long as any notes remain outstanding, Potlatch shall file with the SEC and provide the trustee and holders of notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that Potlatch shall not be so obligated to file such information, documents and reports with the SEC if the SEC does not permit such filings.

For so long as any notes remain outstanding, Potlatch will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Merger, Sale and Lease

Under the indenture, Potlatch may consolidate with or merge, combine or amalgamate into any other person, or sell, convey, lease or otherwise dispose of all or substantially all of our properties and assets to any person, without the consent of the holders of any of the outstanding notes, provided that:

•

any successor or purchaser will expressly assume the due and punctual payment of the principal of and interest on all the notes and the due and punctual performance and observance of all of the covenants and conditions of the indenture to be performed by us under a supplemental indenture;

•	Potlatch has delivered to the trustee an officers’ certificate and opinion of counsel confirming compliance with these provisions;

•	immediately after the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, occurs and continues; and

•	certain other conditions are met.

The above conditions will not apply to:

(1)	a merger of Potlatch with an Affiliate solely for the purpose of reincorporating Potlatch in another jurisdiction within the United States; or

(2)	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Potlatch and its Subsidiaries.

If upon any merger of us with or into any other corporation, or upon any sale or lease of all or substantially all of our properties, any Principal Property of Potlatch or a Subsidiary or any shares of stock or indebtedness of a Subsidiary owned immediately prior to such merger, sale or lease would, thereupon, become subject to any lien other than liens permitted, without securing the notes, prior to such event, Potlatch will secure the notes equally with all of our other obligations so secured, by a lien on such Principal Property, shares or indebtedness prior to all liens other than any liens existing up to that time thereon and liens so permitted by those sections of the indenture.

The indenture will provide that the successor person formed by such consolidation or into which Potlatch is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made, shall succeed to, and be substituted for, Potlatch under the indenture, with the same effect as if such successor person had been named as Potlatch under the indenture. In the event of a succession in compliance with this covenant, the indenture will provide that the predecessor shall be relieved from all of its obligations and covenants under the indenture upon the consummation of such succession.

Events of Default

Each of the following is an “Event of Default” under the indenture:

(1)	default in the payment in respect of the principal of (or premium, if any, on) any Note at its maturity (whether at stated maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2)	default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3)	except as permitted by the indenture, any Guarantee of any Guarantor, shall for any reason cease to be, or it shall be asserted by any Guarantor or Potlatch not to be, in full force and effect and enforceable in accordance with its terms for a period of 30 days;

(4)	default in the performance, or breach, of any covenant or agreement of Potlatch or any Guarantor in the indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1), (2), or (3) above), and continuance of such default or breach for a period of 30 days after written notice thereof has been given to Potlatch by the Trustee or to Potlatch and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes;

(5)	a default or defaults under any bonds, debentures, notes or other evidences of Indebtedness (other than the Notes) by Potlatch or any Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $12.5 million, whether such Indebtedness now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Indebtedness prior to its express maturity or shall constitute a failure to pay at least $12.5 million of such Indebtedness when due and payable after the expiration of any applicable grace period with respect thereto;

(6)	the entry against Potlatch or any Subsidiary of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $12.5 million, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days; or

(7)	certain events in bankruptcy, insolvency or reorganization affecting Potlatch or any Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary).

If an Event of Default (other than an Event of Default specified in clause (7) above with respect to Potlatch) occurs and is continuing, then and in every such case the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to Potlatch (and to the Trustee if given by holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in the indenture.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (5) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by Potlatch or a Subsidiary of Potlatch or waived by the holders of the relevant Indebtedness within 90 business days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

If an Event of Default specified in clause (7) above occurs with respect to Potlatch, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

Prior to an acceleration described above, the holders of a majority in principal amount of the outstanding notes, by notice to the Trustee, may waive, on behalf of the holders of all notes any past default or Event of Default, except as set forth under “—Amendment, Supplement and Waiver.” The Trustee may withhold from holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Trustee determines that withholding notice is in the interests of the holders to do so.

No holder of any Note will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request to the Trustee, and provided indemnity reasonably satisfactory to the Trustee, to institute such proceeding as Trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a holder of a Note directly (as opposed to through the Trustee) for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note.

Potlatch will be required to furnish to the Trustee annually a statement as to the performance of certain obligations under the indenture and as to any default in such performance. Potlatch also will be required to notify the Trustee if it becomes aware of the occurrence of any Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Potlatch will have any liability for any obligations of Potlatch under the notes, the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Potlatch may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes and the guarantees, if any, except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, and interest and premium, if any, on such notes when such payments are due from the trust referred to below;

(2)	Potlatch’s obligations with respect to the notes concerning issuing temporary notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and Potlatch’s and the Guarantors’, if any, obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, Potlatch may, at its option and at any time, elect to have the obligations of Potlatch and the Guarantors, if any, released with respect to certain covenants in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute Events of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Potlatch must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable government securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium on the outstanding notes on the stated maturity or on the redemption date, as the case may be, and Potlatch must specify whether such notes are being defeased to maturity or to a particular redemption date;

(2)	no Default or Event of Default has occurred and is continuing on the date of such deposit under the indenture (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(3)	Potlatch must deliver to the trustee an officers’ certificate stating that the deposit was not made by Potlatch with the intent of preferring the holders of notes being defeased over the other creditors of Potlatch with the intent of defeating, hindering, delaying or defrauding creditors of Potlatch or others; and

(4)	Potlatch must deliver to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the notes and the indenture may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the notes and the indenture may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

With respect to the notes, without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of such notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any such note or alter the provisions with respect to the redemption of such notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any such note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium on such notes (except a rescission of acceleration of such notes by the holders of at least a majority in aggregate principal amount of the notes, and a waiver of the payment default that resulted from such acceleration);

(5)	make any such note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of the notes to receive payments of principal of, or interest or premium on the notes;

(7)	waive a redemption payment with respect to any such note (other than a payment required by the covenant described under “—Repurchase at the Option of Holders”); or

(8)	make any change in the preceding amendment and waiver provisions.

With respect to the notes, notwithstanding the preceding paragraphs, without the consent of any holder of such notes, Potlatch and the Trustee may amend or supplement the indenture, the notes or the applicable Guarantees, if any:

(1)	to cure any ambiguity, defect, omission or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of Potlatch’s or the Guarantors’, if any, obligations to holders of such notes in the case of a merger or consolidation or sale of all or substantially all of Potlatch’s assets;

(4)	to make any change that would provide any additional rights or benefits to the holders of such notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

(7)	to conform the text of the indenture or the notes to any provision of this “Description of Exchange Notes” section relating to the offering of the notes, to the extent that such provision in the indenture was intended to be a verbatim recitation of a provision of this “Description of Exchange Notes”; or

(8)	to allow Guarantors, if any, to execute a supplemental indenture or a guarantee with respect to the notes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Potlatch, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Potlatch or a Guarantor, if any, has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and noncallable government securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than as a result of the borrowing of the funds to be used to make the deposit);

(3)	Potlatch or a Guarantor, if any, has paid or caused to be paid all sums payable by it under the indenture; and

(4)	Potlatch has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Potlatch must deliver an officers’ certificate to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Potlatch or a Guarantor, if any, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense in the case of a corporation, corporate stock.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture without charge by following the instructions under the caption “Where You Can Find More Information.”

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control,” as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any applicable redemption date, the greater of (i) 1.0% of the then outstanding principal amount of such note and (ii) the excess of:

(a)	the present value at such redemption date of the sum of all required remaining principal and interest payments due on such note (excluding accrued but unpaid interest), such present value to be computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the then outstanding principal amount of such note.

“Attributable Debt” means, in respect of a sale and leaseback transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease had been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Basis of Real Estate Sold” means the book value of the timberland and related timber based on the original purchase price, as displayed in the consolidated financial statements of Potlatch and its Subsidiaries.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof;

(2)	with respect to a partnership, the board of directors (or a board or committee serving a similar function) of the general partner of the partnership;

(3)	with respect to a limited liability company, the board of managers (or a board or committee serving a similar function) of the limited liability company; and

(4)	with respect to any other person, the board or committee of such person serving a similar function.

“Capital Expenditures” means, for any period, any direct or indirect expenditures of Potlatch and its Subsidiaries which should be capitalized on the consolidated balance sheet of Potlatch and its Subsidiaries in accordance with GAAP, provided that expenditures for any direct or indirect timberlands purchase transaction exceeding $5 million shall not be included.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person,

including any options or warrants convertible into (1)—(4) above, but excluding any debt securities convertible into such equity securities.

“Capitalized Lease Obligation” means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Change of Control” means the occurrence of any of the following events:

(a)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing) of persons become the “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Potlatch, whether as a result of the issuance of securities of Potlatch, any merger, consolidation, liquidation or dissolution of Potlatch;

(b)	the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of Potlatch and the Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly owned Subsidiary) shall have occurred, or Potlatch merges, consolidates or amalgamates with or into any other person or any other person merges, consolidates or amalgamates with or into Potlatch, in any such event pursuant to a transaction in which the outstanding Voting Stock of Potlatch is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:

(1)	the outstanding Voting Stock of Potlatch is reclassified into or exchanged for other Voting Stock of Potlatch or for Voting Stock of the surviving corporation, and

(2)	the holders of the Voting Stock of Potlatch immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of Potlatch or the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction;

(c)	during any period of two consecutive years, individuals who at the beginning of such period constituted Potlatch’s Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the stockholders of Potlatch was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board then in office; or

(d)	the stockholders of Potlatch shall have approved any plan of liquidation or dissolution of Potlatch.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Earnings” means, for any period, the consolidated earnings (or loss) from continuing operations of Potlatch and the Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such earnings, by excluding, without duplication:

(1)	all extraordinary, non-recurring or unusual gains or losses (net of fees and expenses relating to the transaction giving rise thereto);

(2)	the portion of earnings of Potlatch and the Subsidiaries allocable to minority interests in unconsolidated persons to the extent that cash dividends or distributions have not actually been received by Potlatch or one of the Subsidiaries;

(3)	gains or losses in respect of any sales of capital stock or asset sales outside the ordinary course of business by such person or one of its Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

(4)	any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(5)	any fees and expenses paid in connection with the issuance of the Notes;

(6)	the net after-tax effects of adjustments in the inventory, property and equipment, goodwill, intangible assets, deferred revenue and debt line items in such person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof;

(7)	any gain or loss recorded in connection with the designation of a discontinued operation (exclusive of its operating income or loss);

(8)	any non-cash compensation or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards; and

(9)	any net after-tax gain or loss from discontinued operations.

“Consolidated EBITDDA” means, for any period, the Consolidated Earnings for such period, plus the following to the extent deducted in calculating such Consolidated Earnings: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital, (ii) Consolidated Interest Expense, (iii) depreciation, depletion and amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs), (iv) any prepayment penalty, make whole premium or loss associated with the repayment of any Indebtedness, and (v) the Basis of Real Estate Sold.

In calculating “Consolidated EBITDDA” for any period, if any disposition or acquisition (whether pursuant to a stock or an asset transaction) shall have occurred since the first day of such period for which the “Consolidated EBITDDA” is being calculated, such calculation shall give pro forma effect to such disposition or acquisition.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of:

(1)	the interest expense less interest income of Potlatch and any Subsidiary for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation (to the extent reflected as interest expense in accordance with GAAP):

(a)	any amortization of debt discount and debt issuance costs;

(b)	the cash cost under any Interest Swap Obligations;

(c)	the interest portion of any deferred payment obligation;

(d)	all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance financing or similar activities;

(e)	the interest expense on Indebtedness of another person that is Guaranteed by Potlatch or one of its Subsidiaries or secured by a Lien on assets of Potlatch or one of its Subsidiaries;

(f)	costs associated with hedging obligations related to Indebtedness (including amortization thereof);

(g)	the cash contributions to employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Potlatch) in connection with Indebtedness incurred by such plan or trust;

(h)	all accrued interest;

(i)	interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other premiums, fees and charges associated with Indebtedness or any receivables financing, whether in connection with the incurrence, prepayment, redemption, termination or wind-down thereof or otherwise associated with Indebtedness or any receivables financing (including the credit facilities, letters of credit, bankers’ acceptances and net costs under hedging agreements); and

(2)	the interest component of capital lease obligations paid, accrued or scheduled to be paid or accrued by Potlatch and the Subsidiaries during such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Tangible Assets” means the total amount of assets of Potlatch and its consolidated Subsidiaries (less applicable reserves) after deducting therefrom: (a) all current liabilities of Potlatch and its consolidated Subsidiaries (excluding intercompany items among Potlatch and its consolidated Subsidiaries and excluding any current liabilities constituting Funded Indebtedness by reason of being renewable or extendable and excluding deferred income taxes), and (b) goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, such assets and exclusions and deductions therefrom to be in such amounts, if any, as would appear on a consolidated balance sheet of Potlatch and its consolidated Subsidiaries as of the date of computation, prepared in accordance with GAAP applied on a consistent basis as in effect on the date of such computation.

“Credit Agreement” means the Credit Agreement, dated as of December 8, 2008 among Potlatch, the subsidiaries party thereto, Bank of America, N.A., as administrative agent, and the lenders and agents party thereto, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original agents, lenders or otherwise), renewed, restructured, repaid, refunded, refinanced or otherwise modified from time to time (such replacement, renewal, restructuring, repaying, refunding, refinancing or modification may be successive or non-successive), including by means of one or more other credit agreements, loan agreements, note agreements, promissory notes, indentures or other agreements or instruments evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, increase or refinance in whole or in part the indebtedness and other obligations outstanding.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the notes.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

“Funded Indebtedness” mean, with respect to any corporation, indebtedness of such corporation if such indebtedness shall be payable more than one year from the date of computation or shall be extendable or renewable at the option of such corporation to a time more than one year after the date of computations; and all guarantees (direct or indirect) of such indebtedness of others.

“Funds Available for Distribution” for any period means the Consolidated Earnings of Potlatch and its Subsidiaries for such period determined in accordance with GAAP, plus

(1)	consolidated depreciation, depletion and amortization expense of Potlatch and its Subsidiaries for such period, to the extent such consolidated depreciation, depletion and amortization expense was deducted in computing such Consolidated Earnings; plus

(2)	Basis of Real Estate Sold for such period; minus

(3)	Capital Expenditures for such period,

in each case, calculated for Potlatch and its Subsidiaries for the period on a consolidated basis as determined in accordance with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any other person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other person whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business; supplier, purchaser or customer arrangements in the ordinary course of business; representations, warranties, covenants and indemnities entered into by Potlatch or any Subsidiary which are reasonably customary in sale, factoring or securitization of receivables financings; or “comfort” letters delivered to auditors in connection with statutory audits. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Subsidiary that executes a Guarantee in accordance with the provisions of the indenture and their respective successors and assigns until the Guarantee of such person has been released in accordance with the provisions of the indenture.

“Indebtedness” means with respect to any person, without duplication,

(1)	all Obligations of such person for borrowed money;

(2)	all Obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all Capitalized Lease Obligations of such person;

(4)	all Obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business and indemnification obligations and obligations under agreements relating to the sale or acquisition of assets or equity);

(5)	all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6)	guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)	all Obligations of any other person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8)	all Obligations under currency agreements and interest swap agreements of such person; and

(9)	all Disqualified Capital Stock issued by such person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

“Interest Swap Obligations” means the obligations of any person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Issue Date” means the date on which the Notes are originally issued under the indenture.

“Leverage Ratio” means, as of any date, the ratio of (a) the Indebtedness as of such date to (b) the Consolidated EBITDDA of Potlatch and its Subsidiaries for the immediately preceding four full fiscal quarters ending prior to such date for which internal financial statements are available (the “Transaction Date”), determined as provided below.

For purposes of calculating the Leverage Ratio:

(1)	acquisitions that have been made by the specified person or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Transaction Date shall be deemed to have occurred on the first day of the four-quarter reference period in accordance with Regulation S-X under the Securities Act; and

(2)	the Consolidated EBITDDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Transaction Date, will be excluded.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Medium-term notes” means Potlatch’s (i) $48.8 million aggregate principal amount of medium-term notes with interest rates ranging from 8.65% to 8.89%, and maturity dates ranging from 2011 to 2022; and (ii) $22.5 million aggregate principal amount of 6.95% debentures due 2015.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Principal Property” means (a) any building, structure or other facility used primarily for manufacturing and located in the United States, in each case the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made shall exceed 10% of Consolidated Net Tangible Assets, other than any of the types of facilities described in subsections (b)(4), (b)(5) and (b)(6) of

Section 103 of the Code, or as described in any provisions of the Code which may hereafter replace such subsections, or any types of facilities which may hereafter be added to the list of facilities described in such subsections or their successor provisions, and (b) any timberlands in the United States owned in fee or under contract for the purchase of the fee by Potlatch or any Subsidiary other than such timberlands in the aggregate not exceeding 10% of the aggregate timberlands acreage in the United States owned in fee or under contract for the purchase of the fee by Potlatch and its Subsidiaries on the date as of which any determination shall be made; provided, however, that the term “Principal Property” shall not include any timberlands, buildings, structures, facilities or any portion of any of the foregoing which, in the opinion of Potlatch’s Board of Directors as expressed in a board resolution, shall not be of material importance to the total business conducted by Potlatch and its Subsidiaries taken as an entirety; and provided, further, that the term Principal Property shall not include any land, including without limitation timberlands, designated by Potlatch’s Board of Directors as being held primarily for development or sale, or any land, including without limitation timberlands, held for the exploitation of minerals or mineral rights.

“Qualified Capital Stock” in any person means a class of Capital Stock other than Redeemable Capital Stock.

“Redeemable Capital Stock” in any person means any equity security of such person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including the passage of time or the happening of an event), is required to be redeemed, is redeemable at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for Indebtedness of such person at the option of the holder thereof, in whole or in part, at any time prior to the stated maturity of the Notes; provided that only the portion of such equity security which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Redeemable Capital Stock. Notwithstanding the preceding sentence, any equity security that would constitute Redeemable Capital Stock solely because the holders of the equity security have the right to require Potlatch to repurchase such equity security upon the occurrence of a change of control or an asset sale will not constitute Redeemable Capital Stock if the terms of such equity security provide that Potlatch may not repurchase or redeem any such equity security pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments.” The amount of Redeemable Capital Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Potlatch and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Redeemable Capital Stock or portion thereof, exclusive of accrued dividends.

“Restricted Payment” means any of the following (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of Potlatch or any Subsidiary (other than dividends or other distributions made solely in Qualified Capital Stock and other than dividends or other distributions payable to Potlatch or any Subsidiary) or (ii) any payment (whether in cash, securities or other property) to purchase, redeem, retire, repurchase, defease (including an in substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants) any Capital Stock or other equity interest of Potlatch or any Subsidiary.

“Sale and Leaseback Transaction” means any arrangement with any person providing for the leasing by Potlatch or any Subsidiary of any properties or assets of Potlatch and/or such Subsidiary (except for leases between Potlatch and any Subsidiary, between any Subsidiary and Potlatch or between Subsidiaries), which properties or assets have been or are to be sold or transferred by Potlatch or such Subsidiary to such person which lease shall occur within 180 days after such sale or transfer.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of Potlatch within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by Potlatch or by one or more other Subsidiaries, or by Potlatch and one or more other Subsidiaries. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Timberlands” means real property that contains standing timber.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 1, 2019; provided, however, that if the period from the redemption date to November 1, 2019 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Voting Stock” of any person as of any date means the Capital Stock of such person that is at the time entitled to vote in the election of the Board of Directors of such person.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that this prospectus will be made available for 180 days after the date hereof to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the date of this prospectus, Potlatch will provide additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. Potlatch will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Taxation of Holders of the Notes

The following summary describes the material United States federal income tax consequences (i) to a holder with respect to the purchase, beneficial ownership and disposition of the exchange notes and (ii) resulting from the exchange of outstanding notes for the exchange notes by a holder in the exchange offer. This summary is limited to holders who will hold the notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and who acquire the notes in this offering at the initial offering price. This summary does not deal with the United States federal income tax consequences to investors subject to special treatment under the United States federal income tax laws, such as dealers in securities or foreign currency, tax exempt entities, banks, thrifts, insurance companies, retirement plans, regulated investment companies, traders in securities that elect to apply a mark-to-market method of accounting, persons that hold the notes as part of a “straddle,” a “hedge” against currency risk, a “conversion transaction” or other integrated transaction, holders subject to the alternative minimum tax, partnerships or other pass-through entities (or investors in such entities), certain financial institutions, expatriates and former citizens or long-term residents of the United States and United States Holders (as defined below) that have a “functional currency” other than the U.S. dollar, all within the meaning of the Code. In addition, this discussion does not describe United States federal gift or estate tax consequences or any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

The federal income tax considerations set forth below are based upon the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change. Prospective investors should particularly note that any such change could have retroactive application so as to result in federal income tax consequences different from those discussed below. We have not and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the exchange of the outstanding notes for the exchange notes or of the purchase, ownership or disposition of the notes that are different from those discussed below.

Investors should consult their tax advisors regarding the application of the United States federal income tax laws to their particular situations, as well as any tax consequences of exchanging the outstanding notes for the exchange notes arising under the federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

As used herein, “United States Holders” are beneficial owners of the notes, that are, for United States federal income tax purposes:

•	individuals who are citizens or residents of the United States;

•	corporations or other entities taxable as corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	estates, the income of which is subject to United States federal income taxation regardless of its source; or

•

trusts if (i) (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust was in existence on August 20, 1996, was treated as a U.S. person prior to such date, and validly elected to continue to be so treated.

As used herein, a “non-United States Holder” is a beneficial owner of the notes that is an individual, corporation, estate or trust for United States federal income tax purposes and is not a United States Holder.

If any entity taxable as a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the exchange of the outstanding notes for the exchange notes and of the purchase, ownership and disposition of the notes.

In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the exchange notes. Our obligation to pay such excess amounts may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Under these regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, each such contingency is “remote” or is considered to be “incidental.” We believe and intend to take the position that the foregoing contingencies should be treated as remote and/or incidental. Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. However, this determination is inherently factual and we can give you no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could affect the timing and amount of a holder’s income and could cause gain from the sale or other disposition of an exchange note to be treated as ordinary income, rather than capital gain. This disclosure assumes that the exchange notes will not be considered contingent payment debt instruments. Holders are urged to consult their tax advisors regarding the potential application to the exchange notes of the contingent payment debt regulations and the consequences thereof.

Taxation of United States Holders

The Exchange Offer

The exchange of the outstanding notes for the exchange notes in the exchange offer will not be treated as an “exchange” for United States federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Accordingly, the exchange of outstanding notes for exchange notes will not be a taxable event to holders for United States federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes and the same United States federal income tax consequences to holders as the outstanding notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

Taxation of Stated Interest

Stated interest on the exchange notes will be treated as “qualified stated interest” (i.e., stated interest that is unconditionally payable at least annually at a single fixed rate over the entire term of the note) and will be taxable to United States Holders as ordinary interest income as the interest accrues or is paid, in accordance with the holder’s regular method of tax accounting.

Sale, Exchange, Retirement or Redemption of the Exchange Notes

Upon the disposition of an exchange note by sale, exchange, retirement or redemption, a United States Holder will generally recognize gain or loss equal to the difference between (1) the amount realized on the disposition of the exchange note (other than amounts attributable to accrued and unpaid stated interest on the exchange note, which will be treated as ordinary interest income for federal income tax purposes if not previously included in income) and (2) the United States Holder’s adjusted tax basis in the exchange note. A United States Holder’s adjusted tax basis in an exchange note generally will equal the cost of the exchange note to such United States Holder.

Gain or loss from the taxable disposition of an exchange note generally will be capital gain or loss and will be long-term capital gain or loss if the exchange note was held by the United States Holder for more than one year at the time of the disposition. For non-corporate holders, certain preferential tax rates may apply to gain recognized as long-term capital gain. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

Payments of interest on, or the proceeds of the sale or other disposition of, an exchange note are generally subject to information reporting unless the United States Holder is an exempt recipient (such as a corporation). Such payments may also be subject to United States federal backup withholding tax at the applicable rate if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a United States Holder may be credited against the United States Holder’s U.S. federal income tax liability, if any, or refunded.

Taxation of Non-United States Holders

For purposes of the following discussion, interest and gain on the sale, exchange or other disposition (including a retirement or redemption) of an exchange note will be considered “U.S. trade or business income” if the income or gain is effectively connected with a U.S. trade or business that is conducted or deemed to be conducted, by a non-United States Holder.

The Exchange Offer

The exchange of the outstanding notes for the exchange notes in the exchange offer will not be treated as an “exchange” for United States federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Accordingly, the exchange of outstanding notes for exchange notes will not be a taxable event to holders for United States federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes and the same United States federal income tax consequences to holders as the outstanding notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

Taxation of Interest

Interest income will qualify for the “portfolio interest” exception, and therefore will not be subject to United States withholding tax, if:

•	the interest income is not “U.S. trade or business income” of the non-United States Holder;

•	the non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of the Company’s stock entitled to vote;

•	the non-United States Holder is not, for United States federal income tax purposes, a controlled foreign corporation that is related to the Company;

•

the non-United States Holder is not a bank which acquired the exchange note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

either (A) the non-United States Holder certifies, under penalty of perjury, to the Company or the Company’s agent that it is not a U.S. person and such non-United States Holder provides its name, address and certain other information on a properly executed Form W-8BEN (or an applicable substitute form), or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the note on behalf of the beneficial owner and provides a statement to the Company or the Company’s agent signed under the penalties of perjury in which the organization, bank or financial institution certifies that Form W-8BEN or a suitable substitute has been received by it from the non-United States Holder or from another financial institution entity on behalf of the non-United States Holder and furnishes the Company or the Company’s agent with a copy.

If a non-United States Holder cannot satisfy the requirements for the portfolio interest exception as described above, the gross amount of payments of interest to such non-United States Holder that is not “U.S. trade or business income” will be subject to United States federal withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will not be subject to United States federal withholding tax but will be taxed on a net income basis in generally the same manner as a United States Holder (unless an applicable income tax treaty provides otherwise), and if the non-United States Holder is a foreign corporation, such U.S. trade or business income also may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such interest, or a lower rate provided by an applicable treaty. In order to claim the benefit provided by a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, a non-United States Holder must provide either:

•	a properly executed Form W-8BEN (or suitable substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty; or

•	a properly executed Form W-8ECI (or suitable substitute form) stating that interest paid on the note is not subject to withholding tax because it is “U.S. trade or business income.”

Sale, Exchange, Retirement or Redemption of Exchange Notes

Subject to the discussion of backup withholding below, generally, a non-United States Holder will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, retirement or redemption of an exchange note unless:

•	the gain is “U.S. trade or business income;” or

•

the non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition of the note is made and certain other requirements are met.

A holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the sale in the same manner as a United States Holder, except as otherwise required by an applicable tax treaty, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such gain, or a lower rate provided by an applicable income tax treaty. A holder described in the second bullet point above will be subject to a 30% United States federal income tax on the gain derived from the sale, which may be offset by certain U.S. source capital losses.

Information Reporting and Backup Withholding

Where required, information will be reported annually to each non-United States Holder as well as the IRS regarding any interest that is either subject to withholding or exempt from United States withholding tax pursuant to a tax treaty or to the portfolio interest exception. Copies of these information returns may also be made available to the tax authorities of the country in which the non-United States Holder resides under the provisions of a specific treaty or agreement.

Under the backup withholding provisions of the Code and the applicable Treasury regulations, a non-United States Holder of exchange notes may be subject to backup withholding at a rate currently equal to 28% with respect to interest paid on the exchange notes. However, the regulations provide that payments of interest to a non-United States Holder will not be subject to backup withholding and related information reporting if the non-United States Holder certifies its non-U.S. status under penalties of perjury or satisfies the requirements of an otherwise established exemption.

The payment of the proceeds from the disposition (including a retirement or redemption) of exchange notes to or through the U.S. office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the non-United States Holder certifies its non-U.S. status under penalty of perjury or satisfies the requirements of an otherwise established exemption.

The payment of the proceeds from the disposition of an exchange note to or through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States will not be subject to information reporting or backup withholding. When a non-United States Holder receives a payment of proceeds from the disposition of exchange notes either to or through a non-U.S. office of a broker that is either a U.S. person or a person who has certain enumerated relationships with the United States, the regulations require information reporting (but not backup withholding) on the payment, unless the broker has documentary evidence in its files that the non-United States Holder is not a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Taxation of Potlatch Corporation

Taxation of REITs in General

Qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to continue to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

While qualified as a REIT, we are generally entitled to a deduction for dividends that we pay and therefore are not subject to federal corporate income tax on our net income that is currently distributed to our stockholders. This deduction for dividends paid substantially eliminates the “double taxation” of corporate income, or taxation at both the corporate and stockholder levels, that generally results from an investment in a corporation. Thus, income generated by a REIT and distributed to its stockholders generally is taxed only at the stockholder level upon the distribution of that income.

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs.

While qualified as a REIT, we are nonetheless subject to federal tax in the following circumstances:

•	We are taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•

If we earn net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, such income is subject to a “prohibited transactions” 100% tax. We intend to continue to conduct our operations so that no asset owned by us or any pass-through subsidiaries is held for sale to customers, and that a sale of any such asset is not in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. No assurance can be given that any property in which we hold a direct or indirect interest will not be treated as property held for sale to customers, or that we can comply with certain safe harbor provisions of the Code that would prevent such treatment.

•	If we have net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. In general, foreclosure property is property acquired through foreclosure after a default on a loan secured by the property or on a lease of the property. We do not anticipate receiving any income from foreclosure property.

•

If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless qualify as a REIT because other requirements are met, we will be subject to a 100% tax on an amount based on the magnitude of the failure, adjusted to reflect the profit margin associated with our gross income.

•

If we should fail to satisfy the asset or other requirements applicable to REITs, as described below, yet nonetheless qualify as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty. In that case, the amount of the penalty will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate, which is currently 35%, if that amount exceeds $50,000 per failure.

•

If we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed, plus (b) retained amounts on which income tax is paid at the corporate level.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on some items of income and expense that are directly or constructively paid between a REIT and a TRS that do not reflect arm’s-length terms.

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If, during the ten-year period beginning on the first date we are subject to taxation as a REIT, which was January 1, 2006, we recognize gain on the disposition of any property held by us as of this date, then, to the extent of the excess of (i) the fair market value of this property as of this date over (ii) the adjusted tax basis of the property as of this date, which we refer to as built-in gain, will be subject to tax at the highest corporate tax rate. In addition, if we acquire any asset from a C corporation, which is generally a corporation subject to full corporate level tax, in a transaction in which the adjusted tax basis of the asset in our hands is determined by reference to the adjusted tax basis of the asset or any other property in the hands of the C corporation, and we recognize gain on the disposition of this asset during the ten-year period beginning on the date on which the asset was acquired by us, then, the built-in gains will be subject to tax at the highest regular corporate tax rate. The IRS has issued a revenue ruling that clarifies that the income derived from the harvesting and sale of timber pursuant to timber cutting contracts, as opposed to the gain derived from the sale of timberlands, will not be subject to the built-in gains tax. Thus, we are not subject to the built-in gains tax on the income we derive from the harvesting and sale of timber from such timberlands. A subsequent sale of such timberlands, however, would be subject to the built-in gains tax.

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The earnings of Potlatch TRS, our taxable REIT subsidiary that holds our wood products manufacturing facilities, assets used in the harvesting of timber and the sale of logs and selected parcels of land expected to be sold or developed for higher and better use purposes, are subject to tax at the current federal corporate income tax rate.

In addition, we and any subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property, and other taxes on our or their assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals,” as defined in the Code to include specified tax-exempt entities; and

(7)	that meets other tests described below, including with respect to the nature of its income and assets.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT, which was 2006 in the case of Potlatch.

To monitor compliance with the share ownership requirements imposed on REITs, we are required by the Code and Treasury regulations to maintain records regarding the actual ownership of our shares. To do so, we are required to demand written statements each year from the record holders of certain percentages of our stock in which the record holders are to disclose the actual owners of the shares, which are the persons required to include in gross income the dividends paid by us. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its federal income tax return disclosing the actual ownership of the shares and other information. If we fail to keep such records to show, to the extent required by the Code and Treasury regulations, the actual ownership of our outstanding stock, we could be subject to monetary penalties.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. As our taxable year is the calendar year, we satisfy this requirement.

The Code provides relief from violations of the REIT gross income requirements, as described below under “—Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, the Code extends similar relief in the case of certain violations of the REIT asset requirements and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax that is based upon the magnitude of the violation. See “—Asset Tests.” If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to remain qualified as a REIT, and, if available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, the Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets, subject to special rules relating to the 10% REIT asset test described below, and to earn its proportionate share of the partnership’s income for purposes of the asset and gross income tests applicable to REITs as described below. Similarly, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT.

Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for federal income tax purposes, and all assets, liabilities, and items of income, deduction, and credit of the subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a “taxable REIT subsidiary” as described below, that is wholly owned by a REIT, or by one or more disregarded subsidiaries of the REIT, or by a combination of the two. Other entities that are wholly owned by a REIT, including single member limited liability companies, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we may hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.” Our subsidiaries, other than Potlatch TRS, are pass-through subsidiaries.

In the event that a disregarded subsidiary ceases to be wholly owned, for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours, the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable Subsidiaries. A REIT, in general, may jointly elect with another corporation, whether or not wholly owned, to treat the corporation as a TRS of the REIT. A REIT generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless the corporation elects to be a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flows generated by us and any subsidiaries in the aggregate, and our ability to make distributions to our stockholders.

A parent REIT is not treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock of the TRS is an asset in the hands of the parent REIT, and the REIT recognizes as income the dividends, if any, that it receives from the TRS. This treatment can affect the income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of its TRSs in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries. Examples of activities of Potlatch that might give rise to precluded categories of income include log sales or wood products manufacturing activities.

We own all of the outstanding stock of Potlatch Timberlands, LLC, which through its wholly owned subsidiaries is engaged in the business of purchasing and harvesting timber and manufacturing wood products. Potlatch Timberlands, LLC and its subsidiaries owns and operates the assets and businesses that we, as a REIT, are not permitted to own and operate directly. These assets and businesses consist primarily of the five manufacturing facilities engaged in the manufacturing of wood products, assets for the harvesting of timber and the sale of logs, and selected land parcels that we expect will be sold or developed for higher and better use purposes.

Income Tests

In order to maintain REIT status, we must continue to satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income must be derived from investments relating to real property or mortgages on real property, including gains from timber-cutting contracts and lump-sum sales of timber, “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property, and gains from the sale of real estate assets, as well as income from some kinds of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, must be derived from a combination of income from investments in real property, which is income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Income we derive from timber-cutting contracts or lump-sum sales of standing timber qualifies under the REIT gross income tests.

Rents that we receive qualify as “rents from real property” in satisfying the gross income requirements for a REIT only if several conditions are met. For example, if rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. Substantially all of the rental income that we have received in the past and expect to receive in the future is derived from certain farmlands and grazing lands, from certain hunting leases, from renting rights of way through our properties, and from the rental of certain commercial property. Income we receive from such leases and properties constitute “rents from real property” under the applicable rules. While we do not receive a substantial amount of rental income, we have taken steps to ensure that such rental income qualifies as “rents from real property” for purposes of the 75% and 95% gross income tests.

We may receive distributions from Potlatch TRS or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by us from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% income tests.

Any income or gain we or any pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will not be treated as gross income for purposes of the 75% or 95% gross income tests, provided that specified requirements are met. Such requirements include that the instrument hedges risks associated with indebtedness issued or to be issued by us or any pass-through subsidiaries incurred to acquire or carry “real estate assets,” and that the instrument is properly identified as a hedge, along with the risk that it hedges, within prescribed time periods. See “—Asset Tests.”

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if our failure to meet these tests was due to reasonable cause and not due to willful neglect and we attach to our tax return a schedule of the sources of our income. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

To remain qualified as a REIT, at the close of each calendar quarter, we must satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, the term “real estate assets” includes interests in real property, such as land, timberlands, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage-backed securities and mortgage loans. Securities that do not qualify for purposes of this 75% test are subject to the additional asset tests described below.

Second, the aggregate value of all securities of TRSs held by a REIT may not exceed 25% of the value of the REIT’s total assets.

Third, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

Fourth, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries.

The Code contains a number of provisions applicable to REITs, including relief provisions that make it easier for REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (a) the REIT provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate, which is currently 35%, and (d) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

A REIT may maintain its qualification despite de minimis violations of the 10% and 5% asset tests if (a) the value of the assets causing the violation do not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which includes securities having certain contingency features. A newly enacted restriction, however, precludes a security from qualifying as “straight debt” where a REIT or a controlled taxable REIT subsidiary of the REIT owns other securities of the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitutes, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements in which one or more payments are to be made in subsequent years other than agreements between a REIT and certain persons related to the REIT, (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of or payments made by a non-governmental entity, (e) any security issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate equity interest in that partnership.

Under Treasury regulations, the value of the TRS securities may be established by a good-faith determination of our board of directors. We believe that the value of the securities of Potlatch TRS are substantially less than 25% of the value of the REIT’s total assets. The IRS may not agree with this determination and may assert that we fail to meet the REIT asset tests.

We believe the composition of our assets enables us to comply with the foregoing REIT asset requirements, and we continue to monitor compliance on an ongoing basis. Our timberlands, including those timberlands that are subject to timber-cutting contracts, are considered qualifying real estate assets or interests in real property for purposes of the REIT asset tests. More than 75% of the assets we own consist of fee ownership of timberlands. Accordingly, we believe that we continue to meet the 75% test described above.

If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose REIT status if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset test requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or otherwise qualifying for the relief provisions described above.

Annual Distribution Requirements

REITs generally are required to distribute 90% of their ordinary taxable income and not their net capital gains income. The IRS has ruled that payments on timber-cutting contracts that qualify under section 631(b) of the Code are to be treated as capital gains. Because payments on such timber-cutting contracts are our principal source of income, our income consists primarily of net capital gains. Dividends from our taxable REIT subsidiary are our only substantial source of ordinary income. Under the limits imposed by the REIT income tests, such dividends, together with other non-qualifying types of income, must not constitute more than 25% of our gross income. We may elect to retain rather than distribute all or a portion of our net capital gains. To the extent that we elect to retain our net capital gains:

•	we would be required to pay the tax on such gains at regular corporate tax rates;

•	our stockholders, although required to include their proportionate share of the undistributed capital gain in income, would receive a credit or refund for their share of the tax paid by us; and

•

the basis of a stockholder’s stock would be increased by the amount of the undistributed capital gains minus the amount of the tax on capital gains paid by us which was included in income by the stockholder.

To the extent that we have ordinary taxable income, we are required to make distributions to our stockholders in an amount at least equal to:

(1)	the sum of

(a)	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and

(b)	90% of the net income after tax, if any, from foreclosure property, minus

(2)	the sum of specified items of non-cash income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment date after such declaration. In order for distributions to be counted for this purpose, and to give rise to a tax deduction for us, such dividends must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class.

To the extent that we do not distribute or we are not treated as having distributed all of our capital gain income or we distribute or we are treated as having distributed at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the undistributed income at regular corporate tax rates. If we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain income for such year other than capital gain income that we elect to retain and pay tax on as provided for above and (3) any undistributed taxable income from prior periods other than capital gains from such years which we elected to retain and pay tax on, we would be subject to a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed and (b) the amounts of income retained on which we have paid corporate income tax.

As a REIT, our distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, a distribution for a taxable year may be declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such taxable year.

To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT status or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification during any taxable year, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we are not a REIT would not be deductible by us, nor would they be required to be made. In this situation, to the extent of current and accumulated E&P, all distributions to stockholders that are individuals would generally be taxable at a rate of 15% through 2010 and, subject to limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Prohibited Transactions

Net income derived from a prohibited transaction is subject to a 100% excise tax. The term “prohibited transaction” generally includes a sale or other disposition of property, other than foreclosure property, that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to continue to conduct our operations so that no asset owned by us or any pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. No assurance can be given that any property we sell will not be treated as property held for sale to customers, or that we can comply with certain safe harbor provisions of the Code that would prevent the imposition of the 100% excise tax. The 100% tax does not apply to gains from the sale of property that is held through a taxable REIT subsidiary or other taxable corporation, although such income will be subject to tax in the hands of that corporation at regular corporate tax rates.

Sales of timberlands that satisfy certain requirements specified in the Code would not constitute a prohibited transaction. The principal requirements that have to be satisfied are that (i) the property sold was held by us for not less than two years in connection with our timber business, (ii) the timberlands sold during a tax year cannot have either an aggregate tax basis that exceeds 10 percent of the aggregate tax bases of all of our assets, or an aggregate fair market value that exceeds 10 percent of the aggregate fair market value of all of our assets, as of the beginning of the relevant tax year and (iii) our development expenses with respect to such timberlands for the two years prior to the sale and our marketing expenses with respect to such sales can not exceed certain specified limits. We intend to conduct our activities so that our sales of timberlands (other than those undertaken by our taxable REIT subsidiary) qualify for this safe harbor.

Hedging Transactions

We and any subsidiaries may from time to time enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options.

Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests.

We intend to continue to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT. We may conduct some or all of our hedging activities, including hedging activities relating to currency risk, through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, and will not adversely affect our ability to satisfy the REIT qualification requirements.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the United States Department of the Treasury. No assurance can be given as to whether, or in what form, any proposals affecting REITs or their stockholders will be enacted. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our securities.

State, Local and Foreign Taxes

We and any subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We own properties located in a number of jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of us and our stockholders may not conform to the federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes incurred by us do not pass through to stockholders as a credit against their federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock or other securities.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-4 that Potlatch filed with the SEC pursuant to the Securities Act. The registration statement covers the exchange notes being offered and Potlatch’s wholly owned domestic subsidiaries’ guarantees of the exchange notes and encompasses all amendments, exhibits, annexes and schedules to the registration statement. This prospectus does not contain all the information in the exchange offer registration statement. For further information about Potlatch and the exchange offer, reference is made to the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the registration statement, you should read the documents contained in the exhibits.

We file periodic reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Mail Stop 2736, Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

Potlatch Corporation is a Delaware corporation. Our principal executive offices are located at 601 West First Avenue, Suite 1600, Spokane, Washington, 99201 and our telephone number at that address is (509) 835-1500. You may find additional information about us and our subsidiaries on our website at http://www.potlatchcorp.com. The information contained on or that can be accessed through our website is not incorporated by reference in, and is not part of, this prospectus, and you should not rely on any such information in connection with your investment decision to exchange outstanding notes for exchange notes.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on February 18, 2010; and

•	our Definitive Proxy Statement on Schedule 14A for our Annual Meeting of Stockholders to be held in 2010, filed with the SEC on April 2, 2010.

We are also incorporating by reference the documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, other than reports or portions thereof furnished under Item 2.02 or 7.01 on Form 8-K and not specifically incorporated by reference, between the date of this prospectus and expiration date. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is incorporated in this prospectus modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

LEGAL MATTERS

The validity of the exchange notes and the related guarantees offered hereby will be passed upon for Potlatch by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Certain tax matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements and schedule of Potlatch Corporation as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

POTLATCH CORPORATION

OFFER TO EXCHANGE ALL OUTSTANDING

$150,000,000 7 1/2% Senior Notes due 2019

FOR NEWLY ISSUED, REGISTERED

$150,000,000 7 1/2% Senior Notes due 2019

PROSPECTUS

                    , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including an officer and director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such cooperation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter herein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Article Seventh of Potlatch’s Second Restated Certificate of Incorporation and Article 10 of Potlatch Forest Holdings, Inc.’s Certificate of Incorporation provide for indemnification to the fullest extent permitted by the Delaware General Corporation Law.

Section 18-108 of the Delaware Limited Liability Company Act, or the DLLC Act, provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to the standards and restrictions, if any, set forth in its limited liability company agreement.

Section 10 of the limited liability company agreements for each of PFHI Idaho Investment LLC, PFPC McCall Investment LLC, Potlatch Lake States Timberlands LLC, Potlatch Land & Lumber, LLC, Potlatch Minnesota Timberlands, LLC, Potlatch Timberlands, LLC, and Potlatch Wisconsin Timberlands, LLC provide that each entity may indemnify any member, manager, director, officer or other person to the fullest extent permitted by the DLLC Act.

Potlatch also maintains insurance policies, for itself and its subsidiaries, which insure its, and its subsidiaries’ officers and directors against certain liabilities. Potlatch has also entered into agreements with its directors and certain of its officers that will require Potlatch, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

Item 21.	Exhibits and Financial Statement Schedules

The attached exhibit index is incorporated by reference herein.

Item 22.	Undertakings

(a) The undersigned registrants (“Registrants”) hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (c)(1)(i) and (c)(1)(ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.

(d) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each of the Registrants undertake that in a primary offering of securities of the Registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(e) The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(f) The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning this transaction that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on April 6, 2010.

POTLATCH CORPORATION

By	/s/ MICHAEL J. COVEY
Michael J. Covey
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the individuals whose signatures appear below constitute and appoint Michael J. Covey, Eric Cremers and Terry L. Carter and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ MICHAEL J. COVEY Michael J. Covey	Director, Chairman, President and Chief Executive Officer (Principal Executive Officer)	April 6, 2010

/s/ ERIC J. CREMERS Eric J. Cremers	Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	April 6, 2010

/s/ TERRY L. CARTER Terry L. Carter	Controller and Treasurer (Principal Accounting Officer)	April 6, 2010

/s/ BOH A. DICKEY Boh A. Dickey	Director	April 6, 2010

/s/ WILLIAM L. DRISCOLL William L. Driscoll	Director	April 6, 2010

/s/ RUTH ANN M. GILLIS Ruth Ann M. Gillis	Director	April 6, 2010

SIGNATURE	TITLE	DATE

/s/ JEROME C. KNOLL Jerome C. Knoll	Director	April 6, 2010

/s/ JOHN S. MOODY John S. Moody	Director	April 6, 2010

/s/ LAWRENCE S. PEIROS Lawrence S. Peiros	Director	April 6, 2010

/s/ GREGORY L. QUESNEL Gregory L. Quesnel	Director	April 6, 2010

/s/ JUDITH M. RUNSTAD Judith M. Runstad	Director	April 6, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant guarantors have duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on April 6, 2010.

POTLATCH FOREST HOLDINGS, INC. PFHI IDAHO INVESTMENT LLC
PFPC MCCALL INVESTMENT LLC
POTLATCH LAKE STATES TIMBERLANDS, LLC POTLATCH LAND & LUMBER, LLC
POTLATCH MINNESOTA TIMBERLANDS, LLC
POTLATCH TIMBERLANDS, LLC
POTLATCH WISCONSIN TIMBERLANDS, LLC

By	/s/ MICHAEL J. COVEY
Michael J. Covey
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the individuals whose signatures appear below constitute and appoint Michael J. Covey, Eric Cremers and Terry L. Carter, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ MICHAEL J. COVEY Michael J. Covey	Director, Chairman, President and Chief Executive Officer (Principal Executive Officer)	April 6, 2010

/s/ ERIC J. CREMERS Eric J. Cremers	Director and Chief Financial Officer (Principal Financial Officer)	April 6, 2010

/s/ TERRY L. CARTER Terry L. Carter	Controller, Treasurer and Assistant Secretary (Principal Accounting Officer)	April 6, 2010

EXHIBITS INDEX

Exhibit	Description of Exhibit

3.1	Second Restated Certificate of Incorporation of the Registrant, effective February 3, 2006, filed as Exhibit 99.2 to the Current Report on Form 8-K filed by the Registrant on February 6, 2006

3.2	Bylaws of the Registrant, as amended through February 18, 2009, filed as Exhibit (3)(b) to the Current Report on Form 8-K filed by the Registrant on February 20, 2009

3.3*	Certificate of Formation of PFHI Idaho Investment LLC

3.4*	Amended and Restated Limited Liability Company Agreement of PFHI Idaho Investment LLC

3.5*	Certificate of Formation of PFPC McCall Investment LLC

3.6*	Amended and Restated Limited Liability Company Agreement of PFPC McCall Investment LLC

3.7*	Restated Certificate of Incorporation of Potlatch Forest Holdings, Inc.

3.8*	Bylaws of Potlatch Forest Holdings, Inc.

3.9*	Certificate of Formation of Potlatch Lake States Timberlands, LLC

3.10*	Limited Liability Company Agreement of Potlatch Lake States Timberlands, LLC

3.11*	Certificate of Formation of Potlatch Land & Lumber, LLC

3.12*	Certificate of Amendment to Certificate of Formation of Potlatch Land & Lumber, LLC

3.13*	Limited Liability Company Agreement of Potlatch Land & Lumber, LLC

3.14*	Certificate of Formation of Potlatch Minnesota Timberlands, LLC

3.15*	Certificate of Amendment to Certificate of Formation of Potlatch Minnesota Timberlands, LLC

3.16*	Limited Liability Company Agreement of Potlatch Minnesota Timberlands, LLC

3.17*	Certificate of Formation of Potlatch Timberlands, LLC

3.18*	Limited Liability Company Agreement of Potlatch Timberlands, LLC

3.19*	Certificate of Formation of Potlatch Wisconsin Timberlands, LLC

3.20*	Limited Liability Company Agreement of Potlatch Wisconsin Timberlands, LLC

4.1	Indenture, dated as of November 3, 2009, between the Registrant and U.S. Bank National Association, as trustee, filed as Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant on November 9, 2009.

4.2	Form of 7 1/2% Senior Notes due 2019 (included as Exhibit A to the Indenture filed as Exhibit 4.1).

4.3	Registration Rights Agreement, dated as of November 3, 2009, between the Registrant and the parties named therein, filed as Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant on November 9, 2009.

(In accordance with Item 601(b)(4)(iii) of Regulation S-K, certain instruments defining the rights of holders of long-term debt of the Registrant and its consolidated subsidiaries pursuant to which the total amount of securities authorized thereunder does not exceed 10% of the total assets of the Registrant and its subsidiaries on a consolidated basis are not filed herewith. The Registrant hereby agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.)

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP

8.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

Exhibit	Description of Exhibit

12.1*	Computation of Ratio of Earnings to Fixed Charges

21.1*	Potlatch Corporation Subsidiaries

23.1*	Consent of KPMG LLP, independent registered public accounting firm

23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1)

23.3*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)

24.1*	Powers of Attorney (included on signature pages hereof)

25.1*	Statement of Eligibility of Trustee

99.1*	Form of Letter of Transmittal

99.2*	Form of Notice of Guaranteed Delivery

99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees

99.4*	Form of Letter to Clients

*	Filed herewith.